                           Offer to Purchase for Cash
               Up to 12,000 Units of Limited Partnership Interest

                                       in

                             ANGELES PARTNERS XII,
                        a California limited partnership

                                      for
                               $600 Net Per Unit

                                       by

                        COOPER RIVER PROPERTIES, L.L.C.


-------------------------------------------------------------------------------
    THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON SEPTEMBER 10, 1998, UNLESS THE OFFER IS EXTENDED.

-------------------------------------------------------------------------------

                                   IMPORTANT

           Cooper River Properties, L.L.C., a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 12,000 of the outstanding units of limited partnership interest ("Units") in Angeles Partners XII, a California limited partnership (the "Partnership"), at a purchase price of $600 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchase Price is subject to adjustment under certain circumstances, as described herein. Holders of Units (each, a "Limited Partner") who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser is an affiliate of Angeles Realty Corporation II, which is the managing general partner of the Partnership (the "Managing General Partner").

           Limited Partners are urged to consider the following factors:

           o The Purchaser and the Managing General Partner are both affiliates of and controlled by Insignia Properties Trust ("IPT"), which is controlled by Insignia Financial Group, Inc. ("Insignia"). IPT, through its operating partnership Insignia Properties, L.P. ("IPLP"), currently owns 9,801 Units (including 8,002 Units which were originally acquired by an affiliate of the Managing General Partner and Insignia, at a purchase price of $500 per Unit pursuant to a tender offer commenced in April 1998).

           o The net asset value per Unit most recently estimated by an affiliate of the Managing General Partner was $948 as of June 30, 1998, and the net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the Managing General Partner) in connection with the Offer is $911.06. The Purchaser does not believe, however, that either the net asset value estimate by the Managing General Partner's affiliate or the Estimated Liquidation Value represents a fair estimate of the market value of a Unit, primarily due to the fact that such estimates do not take into account timing considerations, market uncertainties and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. See
                      Section 13. Accordingly, the Purchaser does not believe that such estimates should be viewed as representative of the amount a Limited Partner can realistically expect to obtain on a sale of a Unit in the near term.

           o The Purchaser will have the right to vote all Units acquired pursuant to the Offer. Accordingly, if the Purchaser (which is an affiliate of the Managing General Partner) is successful in acquiring a significant number of Units it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership, including decisions regarding liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the Managing General Partner or the other non-managing general partners and mergers, consolidations and other extraordinary transactions. Because IPT already owns (through IPLP) approximately 21.9% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer.

           o The Purchaser (which is an affiliate of the Managing General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the Managing General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

           THE OFFER IS NOT CONDITIONED ON FINANCING OR UPON ANY MINIMUM AGGREGATE NUMBER OF UNITS BEING TENDERED.

                    ----------------------------------------


           Any Limited Partner desiring to tender Units should complete and sign the Assignment of Partnership Interest in accordance with the Instructions to the Assignment of Partnership Interest and mail or deliver the signed Assignment of Partnership Interest to the Depositary. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Partnership's Limited Partnership Agreement, in order for a partial tender to be valid, after a sale of Units pursuant to the Offer, the tendering Limited Partner must continue to hold a minimum of five Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

           Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser (which is an affiliate of the Managing General Partner).

                    ----------------------------------------


          For More Information or for Further Assistance Please Call:

                           Beacon Hill Partners, Inc.

                                       at

                                 (800) 854-9486

August 13, 1998

                               TABLE OF CONTENTS

                                                                                                                      PAGE
INTRODUCTION...........................................................................................................  1
     The Purchaser; Affiliation with the Managing General Partner......................................................  1
     Some Factors to Be Considered by Limited Partners.................................................................  1
     Reasons for and Effects of the Offer..............................................................................  3
     Certain Tax Considerations........................................................................................  3
     Originally Anticipated Term of the Partnership; General Policy Regarding Sales
               and Refinancings of Partnership Properties; Alternatives................................................  4
     Conditions........................................................................................................  5
     Distributions.....................................................................................................  5
     Outstanding Units.................................................................................................  5

THE OFFER..............................................................................................................  6
     Section 1.  Terms of the Offer; Expiration Date; Proration........................................................  6
     Section 2.  Acceptance for Payment and Payment for Units..........................................................  7
     Section 3.  Procedure for Tendering Units.........................................................................  7
         Valid Tender..................................................................................................  7
         Signature Requirements........................................................................................  8
         Delivery of Assignment of Partnership Interest................................................................  8
         Appointment as Proxy; Power of Attorney.......................................................................  8
         Assignment of Interest in Future Distributions................................................................  9
         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation
               to Give Notice of Defects...............................................................................  9
         Backup Federal Income Tax Withholding.........................................................................  9
         FIRPTA Withholding............................................................................................  9
         Binding Obligation............................................................................................  9
     Section 4.  Withdrawal Rights.....................................................................................  9
     Section 5.  Extension of Tender Period; Termination; Amendment.................................................... 10
     Section 6.  Certain Federal Income Tax Matters.................................................................... 10
         General....................................................................................................... 10
         Gain or Loss Generally........................................................................................ 11
         Unrealized Receivables and Certain Inventory.................................................................. 11
         Passive Activity Loss Limitation.............................................................................. 12
         Partnership Termination....................................................................................... 12
         Backup Withholding and FIRPTA Withholding..................................................................... 12
     Section 7.  Effects of the Offer.................................................................................. 13
         Limitations on Resales........................................................................................ 13
         Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act................................ 13
         Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship
               with Managing General Partner........................................................................... 13
     Section 8.  Future Plans of Insignia, IPT and the Purchaser....................................................... 14
     Section 9.  Certain Information Concerning the Partnership........................................................ 15
         General....................................................................................................... 15
         Originally Anticipated Term of Partnership; Alternatives...................................................... 15
         General Policy Regarding Sales and Refinancings of Partnership Properties..................................... 15
         Selected Financial and Property-Related Data.................................................................. 16
         Cash Distributions History.................................................................................... 22
         Operating Budgets of the Partnership.......................................................................... 22
     Section 10.  Conflicts of Interest and Transactions with Affiliates............................................... 22
         Conflicts of Interest with Respect to the Offer............................................................... 22
         Voting by the Purchaser....................................................................................... 23

                                       i





         Financing Arrangements........................................................................................ 23
         Transactions with Affiliates.................................................................................. 23
     Section 11.  Certain Information Concerning the Purchaser, IPLP, IPT and Insignia................................. 24
         The Purchaser................................................................................................. 24
         IPT and IPLP.................................................................................................. 24
         Insignia...................................................................................................... 25
     Section 12.  Source of Funds...................................................................................... 27
     Section 13.  Background of the Offer.............................................................................. 28
         Affiliation With the Managing General Partner................................................................. 28
         Previous Tender Offer......................................................................................... 29
         Determination of Purchase Price............................................................................... 29
         Litigation.................................................................................................... 36
     Section 14.  Conditions of the Offer.............................................................................. 36
     Section 15.  Certain Legal Matters................................................................................ 38
         General....................................................................................................... 38
         Antitrust..................................................................................................... 38
         Margin Requirements........................................................................................... 38
     Section 16.  Fees and Expenses.................................................................................... 38
     Section 17.  Miscellaneous........................................................................................ 38

SCHEDULE I           -     Information Regarding the Managers of the Purchaser.........................................S-1

SCHEDULE II          -     Information Regarding the Trustees and Executive Officers of IPT............................S-2

SCHEDULE III         -     Information Regarding the Directors and Executive Officers of Insignia......................S-4

SCHEDULE IV          -     IPT Partnerships............................................................................S-7

TO THE LIMITED PARTNERS OF
ANGELES PARTNERS XII

                                  INTRODUCTION

           Cooper River Properties, L.L.C. (the "Purchaser"), which is a Delaware limited liability company and an affiliate of the Managing General Partner (as defined below), hereby offers to purchase up to 12,000 Units, representing approximately 27% of the Units outstanding, in Angeles Partners XII, a California limited partnership (the "Partnership"), at a purchase price of $600 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Offer is not conditioned on any aggregate minimum number of Units being tendered. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Partnership's Limited Partnership Agreement (the "Limited Partnership Agreement"), in order for a partial tender to be valid, after a sale of Units pursuant to the Offer, the tendering Limited Partner must continue to hold a minimum of five Units. Accordingly, any Limited Partner that owns five or fewer Units must tender all or none of its Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. The Purchaser (which is an affiliate of the Managing General Partner) will pay all charges and expenses of Beacon Hill Partners, Inc., who will serve as the Purchaser's information agent for the Offer (the "Information Agent"), and Harris Trust Company of New York, who will act as depositary for the Offer (the "Depositary").

           The Purchaser; Affiliation with the Managing General Partner. Angeles Realty Corporation II, which is the managing general partner of the Partnership (the "Managing General Partner"), is a wholly-owned subsidiary of Angeles Securitization Corporation ("ASC"), and IAP GP Corporation ("IAP") owns all of the equity interests in ASC. IAP in turn is a wholly-owned subsidiary of Insignia Properties Trust, a Maryland real estate investment trust ("IPT"). The other general partners of the Partnership, Elliot Accommodation Trust and Elliot Family Partnership, Ltd., are prohibited by the Limited Partnership Agreement from participating in the activities of the Partnership. The Purchaser is a recently formed, wholly-owned subsidiary of Insignia Properties, L.P., a Delaware limited partnership ("IPLP"), which is the operating partnership of IPT. IPT is the sole general partner of IPLP (owning approximately 66% of the total equity interests in IPLP), and Insignia Financial Group Inc., a Delaware corporation ("Insignia"), is the sole limited partner of IPLP (owning approximately 34% of the total equity interests in IPLP). Insignia and its affiliates also own approximately 68% of the outstanding common shares of IPT. For more than the past three years, Insignia Residential Group, L.P. ("IRG") and Insignia/ESG, Inc., formerly known as Insignia Commercial Group, Inc. ("IESG"), which are affiliates of Insignia and the Purchaser, have provided property management services to the Partnership, and Insignia (directly or through affiliates) has performed asset management, partnership administration and investor relations services for the Partnership. By reason of these relationships, the Managing General Partner has conflicts of interest in considering the Offer. The Managing General Partner has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units in response to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. See Sections 10 and 13.

           Some Factors to Be Considered by Limited Partners. In considering the Offer, Limited Partners may wish to consider the following factors:

           Potential Adverse Aspects of the Offer for Limited Partners

           o The Purchaser and the Managing General Partner are both affiliates of and controlled by IPT, which is controlled by Insignia. See Sections 11 and 13. The Managing General Partner has conflicts of interest in considering the Offer, including (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the Managing General Partner and/or its affiliates and (ii) the fact that as a consequence of the Purchaser's ownership of Units, the Purchaser (which is an affiliate of the Managing General

                      Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the Managing General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the Managing General Partner) with the interests of the other Limited Partners. See
                      Section 10.

           o The net asset value per Unit most recently estimated by an affiliate of the Managing General Partner was $948 as of June 30, 1998, and the net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the Managing General Partner) in connection with the Offer is $911.06. See
                      Section 13 for a discussion of why the Purchaser (which is an affiliate of the Managing General Partner) believes that such estimates are not necessarily indicative of the fair market value of a Unit. THE PURCHASER (WHICH IS AN AFFILIATE OF THE MANAGING GENERAL PARTNER) MAKES NO REPRESENTATION AND EXPRESSES NO OPINION AS TO THE FAIRNESS OR ADEQUACY OF THE PURCHASE PRICE.

           o As with any rational investment decision, the Purchaser (which is an affiliate of the Managing General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the Managing General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

           o If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will have the right to vote those Units and thereby significantly influence the outcome of all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the Managing General Partner or the other non-managing general partners and mergers, consolidations and other extraordinary transactions. Because IPT already owns (through IPLP) approximately 21.9% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that IPT (which is an affiliate of the Managing General Partner) opposes and (ii) IPT (which is an affiliate of the Managing General Partner) may be able to take action desired by IPT but opposed by the non-tendering Limited Partners.

           Potentially Beneficial Aspects of the Offer for Limited Partners

           o Although there are some limited resale mechanisms available to Limited Partners wishing to sell their Units, there is no formal trading market for Units. At present, Limited Partners may seek to negotiate private sales or sales through a trading system such as the American Partnership Board, which publishes sell offers by Limited Partners in respect of Units. Accordingly, THE OFFER AFFORDS LIMITED PARTNERS AN OPPORTUNITY TO DISPOSE OF THEIR UNITS FOR CASH WHICH OTHERWISE MIGHT NOT BE AVAILABLE TO THEM.

           o THE OFFER MAY BE ATTRACTIVE TO LIMITED PARTNERS WHO HAVE AN IMMEDIATE NEED FOR CASH. The Purchase Price is approximately 33% greater than the highest reported sales price of any Unit (excluding Units transferred by Insignia to IPLP) during the past six months (based on published information and information provided by the Managing General Partner). Furthermore, reported secondary market sales prices do not take into account commissions and transfer fees typically payable by a Limited Partner in connection with a secondary market sale. Therefore, the actual proceeds received by a Limited Partner who sells Units in the secondary market are typically significantly less than the reported sales prices.

           o LIMITED PARTNERS WHO SELL UNITS PURSUANT TO THE OFFER WILL NOT BE CHARGED ANY SALES COMMISSIONS (WHICH GENERALLY RANGE FROM 3% TO 10% OF THE SALES PRICE) OR PARTNERSHIP TRANSFER FEES (WHICH ARE TYPICALLY $150 PER TRANSFER). The Purchaser will pay all transfer fees imposed by the Partnership in connection with sales of Units pursuant to the Offer.

           o Real estate markets in the United States generally have recovered and experienced an upward trend since the end of the last recession. That recovery and upward trend might continue. On the other hand, real estate markets also may be adversely affected by a variety of factors, including possible fluctuations in interest rates, economic slowdowns and overbuilding. Accordingly, ownership of Units continues to be a speculative investment. THE OFFER MAY PROVIDE LIMITED PARTNERS WITH THE OPPORTUNITY TO LIQUIDATE THEIR INTERESTS IN THE PARTNERSHIP AND REPLACE THEM WITH INVESTMENTS THAT ARE LESS SPECULATIVE.

           o The Offer may be attractive to Limited Partners who wish to avoid in the future the expenses, delays and complications in filing personal income tax returns which may be caused by ownership of Units. In addition, A LIMITED PARTNER WHO SELLS 100% OF ITS UNITS PURSUANT TO THE OFFER WILL NO LONGER BE SUBJECT TO THE PASSIVE ACTIVITY LOSS LIMITATION WITH RESPECT TO "SUSPENDED" LOSSES ATTRIBUTABLE TO THOSE UNITS AND, THEREFORE, WILL BE ABLE TO UTILIZE FULLY ANY SUCH LOSSES.

           o The Offer may be attractive to those Limited Partners who have become disenchanted with real estate investments generally, and in particular with the perceived illiquidity of investments made through limited partnerships, because it may afford an immediate opportunity for those Limited Partners to liquidate their investments in the Partnership. On the other hand, Limited Partners who tender their Units will be giving up the opportunity to participate in any potential future benefits represented by the ownership of those Units, including, for example, the right to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnership's properties or in connection with any future liquidation of the Partnership. Instead, any such distributions of cash or property with respect to Units tendered in the Offer and purchased by the Purchaser will be paid to the Purchaser.

           The Purchaser (which is an affiliate of the Managing General Partner) makes no recommendation to any Limited Partner as to whether to tender or refrain from tendering Units and has been advised by the Managing General Partner that the Managing General Partner also expects to make no recommendation. Each Limited Partner must make its own decision, based on the Limited Partner's particular circumstances, as to whether to tender Units and, if so, how many Units to tender. Limited Partners should consult with their respective advisors regarding the financial, tax, legal and other implications of accepting the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

           Reasons for and Effects of the Offer. The Purchaser's purpose in making the Offer is to increase IPT's equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Although the number of Units sought in the Offer will not give the Purchaser (which is an affiliate of the Managing General Partner) absolute control over the Partnership, if the Purchaser is successful in acquiring all or a substantial portion of the Units it is tendering for, it will be in a position to exercise significant influence over the outcome of any vote by Limited Partners. Because IPT already owns (through IPLP) approximately 21.9% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. See Sections 8, 10 and 13.

           Certain Tax Considerations. A sale by a Limited Partner pursuant to the Offer will result in taxable gain (or loss) equal to the excess (deficit) of the amount realized by the Limited Partner for the Units sold over (under) such Limited Partner's adjusted tax basis in those Units. In the case of a Limited Partner who is an individual and who has held Units since their issuance by the Partnership, the sale is expected to result in a gain, which may be taxable as ordinary income, capital gain or gain from real estate depreciation recapture. Limited Partners who have suspended "passive losses" from the Partnership or other passive activity investments generally may deduct these losses up to the amount of gain from the sale. A sale pursuant to the Offer of all of a Limited Partner's Units will terminate his or her investment in the Partnership and, commencing with the year following the year of sale, the Limited Partner will no longer receive Partnership tax information or have to report the complicated tax information currently required of Limited Partners. See Section 6.

           Originally Anticipated Term of the Partnership; General Policy Regarding Sales and Refinancings of Partnership Properties; Alternatives. According to the Partnership's Prospectus dated February 14, 1984, the Managing General Partner (which at the time was not affiliated with Insignia or IPT) indicated that prior partnerships sponsored by affiliates of the Managing General Partner had, on average, begun selling their properties during the fifth or sixth year after the investments were made and had sold all of their properties after eight years of ownership. The Prospectus further stated, however, that the Managing General Partner was unable to predict how long the Partnership would remain invested in the properties, and that the Partnership acquired such properties for investment rather than resale. In any event, according to the Prospectus, the Managing General Partner anticipated that a disposition of the properties would depend on, among other things, the current real estate and money markets, economic climate and income tax consequences to the Limited Partners.

           In general, the Managing General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital markets conditions. The Managing General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The Managing General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the Managing General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. The Partnership has entered into a contract to sell Cooper Pointe Plaza in Olympia, Washington to an unaffiliated third party for a purchase price of $6,200,000. The Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that it may distribute to Limited Partners the cash proceeds (after repayment of any outstanding mortgage debt and payment of other costs of sale) from such sale after the closing, which is expected to occur sometime during the fourth quarter of 1998; however, there can be no assurance that such sale will in fact occur or that a distribution will be made or as to the amount or timing of such distribution. Moreover, no determination has been made as to whether any net cash proceeds generated by such sale would be distributed to Limited Partners, which determination will be made at the time of such sale and will be based on, among other things, the Partnership's working capital and reserve requirements at the time. The Purchaser also has been notified that pursuant to a Reinstatement and Modification Agreement, dated as of December 31, 1997, between the Partnership and Chase Manhattan Bank, as lender (the "Modified Loan Agreement"), the lender granted certain concessions to the Partnership following its default on a loan, $11,000,000 principal amount outstanding as of December 31, 1997 (the "Loan"), secured by Southpointe Apartments in Bedford Heights, Ohio and extended the maturity date of the Loan until January 1, 2002. Pursuant to the Modified Loan Agreement, the Partnership paid all past due interest on the Loan. In addition, the lender agreed to advance real estate tax payments up to a maximum of $180,000 through January 1, 2002, which amounts will be amortized to January 1, 2002, and the Partnership agreed to reduce from 5% to 3% the management fees payable to IRG and to invest $150,000 in capital improvements to the property (which have been completed). Such capital improvements may result in a higher valuation of the property; however, there can be no assurance as to the increased value of the property resulting from such capital improvements. The Purchaser (which is an affiliate of the Managing General Partner) also has been advised that the Partnership and its affiliates who are involved in the Princeton Meadows Golf Course Joint Venture (the "Joint Venture"), in which the Partnership has a 44.5% interest, currently are marketing for sale the Princeton Meadows Golf Course in Princeton, New Jersey. The Partnership presently expects that the Princeton Meadows Golf Course, which is subject to a first mortgage of approximately $1,567,000, will sell for approximately $3,900,000. In the event of a sale of the Princeton Meadows Golf Course, the Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that it may distribute to Limited Partners the portion of the net cash proceeds representing the Partnership's interest in the Joint Venture (after repayment of any outstanding mortgage debt and payment of other costs of sale) from such sale; however, there can be no assurance that such sale would in fact occur or as to the amount of cash proceeds that might result from such sale. Further, no determination has been made as to whether any net cash proceeds generated by such sale would be distributed to Limited Partners, which determination will be made at the time of such sale, and will be based on, among other things, the Partnership's working capital and reserve requirements at the time. Based on the foregoing considerations, and except for the potential sale of Cooper Pointe Plaza, the Managing General Partner has determined that it is not in the best interest of Limited Partners to sell or refinance any other Partnership property at the present time.

           Under the Limited Partnership Agreement the term of the Partnership will continue until December 31, 2035, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions, including voting to liquidate the Partnership or amending the Limited Partnership Agreement to authorize Limited Partners to cause the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

           Conditions. The Offer is not conditioned on any aggregate minimum number of Units being tendered. Certain other conditions do apply, however. See
Section 14.

           Distributions. The last distribution made by the Partnership was in 1989 ($15.00 per Unit). In total, original investors in the Partnership have received distributions of only $30.00 in respect of their original $1,000 investment made in 1983. See Section 9. However, the Partnership is currently generating positive cash flow from operations, and the Purchaser (which is an affiliate of the Managing General Partner) believes that the Partnership will continue to generate positive cash flow from operations. The Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that the Managing General Partner presently expects the Partnership to make a distribution of approximately $22.00 per Unit sometime during the second half of 1998; however, there can be no assurance that such distribution will be made or as to the amount or timing of such distribution. The potential for this and other future distributions was considered by the Purchaser (which is an affiliate of the Managing General Partner) when establishing the Purchase Price. Limited Partners who tender their Units in response to the Offer will retain any distributions made through August 13, 1998, and will be entitled to receive and retain any subsequent distributions made by the Partnership prior to the date on which the Purchaser pays for tendered Units pursuant to the Offer, although any such subsequent distribution will result in a reduction of the Purchase Price. See Section 1. However, tendering Limited Partners will not be entitled to receive or retain any distributions in respect of tendered Units which are made on or after the date on which the Purchaser pays for such Units pursuant to the Offer, regardless of the fact that the record date (as opposed to the payment date) for any such distribution may be a date prior to the date of purchase. See Section 3.

           Outstanding Units. According to information supplied by the Partnership, as of August 1, 1998 there were 44,718 Units issued and outstanding, which were held of record by 3,012 Limited Partners. IPLP currently owns 9,801 (representing approximately 21.9%) of the outstanding Units.

                                   THE OFFER


           SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will accept for payment (and thereby purchase) up to 12,000 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. For purposes of the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on September 10, 1998, unless the Purchaser (which is an affiliate of the Managing General Partner) in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire. See Section 5 for a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

           THE PURCHASE PRICE WILL AUTOMATICALLY BE REDUCED BY THE AGGREGATE AMOUNT OF DISTRIBUTIONS PER UNIT, IF ANY, MADE BY THE PARTNERSHIP TO LIMITED PARTNERS ON OR AFTER AUGUST 13, 1998, AND PRIOR TO THE DATE ON WHICH THE PURCHASER PAYS FOR UNITS PURCHASED PURSUANT TO THE OFFER.

           If, prior to the Expiration Date, the Purchaser (which is an affiliate of the Managing General Partner) increases the consideration offered to Limited Partners pursuant to the Offer, the increased consideration will be paid for all Units accepted for payment pursuant to the Offer, regardless of whether the Units were tendered prior to the increase in the consideration offered.

           If more than 12,000 Units are validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date in accordance with the procedures specified in Section 4, the Purchaser (which is an affiliate of the Managing General Partner) will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 12,000 of the Units so tendered, pro rata according to the number of Units validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid (i) purchases of fractional Units and (ii) purchases that would violate Section 9.1 of the Limited Partnership Agreement (which generally requires that, in order for a partial tender to be valid, a Limited Partner continues to hold a minimum of five Units). If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 12,000 Units, the Purchaser (which is an affiliate of the Managing General Partner) will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

           If proration of tendered Units is required, then, subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. NOTWITHSTANDING ANY SUCH DELAY IN PAYMENT, NO INTEREST WILL BE PAID ON THE PURCHASE PRICE.

           The Offer is conditioned on satisfaction of certain conditions. See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser (which is an affiliate of the Managing General Partner) reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Units tendered and terminate the Offer,
(ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and/or
(iv) amend the Offer.

           This Offer to Purchase and the related Assignment of Partnership Interest are being mailed by the Purchaser (which is an affiliate of the Managing General Partner) to the persons shown by the Partnership's records to have been Limited Partners or (in the case of Units owned of record by Individual Retirement Accounts ("IRAs") and qualified plans) beneficial owners of Units as of August 1, 1998.

           SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will accept for payment (and thereby purchase) and will pay for all Units validly tendered and not withdrawn in accordance with the procedures specified in Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an IRA or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment of Partnership Interest and any other documents required by the Assignment of Partnership Interest. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

           For purposes of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser (which is an affiliate of the Managing General Partner) gives verbal or written notice to the Depositary of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting those payments to Limited Partners whose Units have been accepted for payment.

           If any tendered Units are not purchased for any reason, the Assignment of Partnership Interest with respect to such Units will be destroyed by the Purchaser (which is an affiliate of the Managing General Partner). If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser (which is an affiliate of the Managing General Partner) retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

           The Purchaser (which is an affiliate of the Managing General Partner) reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

           SECTION 3.  PROCEDURE FOR TENDERING UNITS.

           Valid Tender. In order for a tendering Limited Partner to participate in the Offer, its Units must be validly tendered and not withdrawn on or prior to the Expiration Date. To validly tender Units, a properly completed and duly executed Assignment of Partnership Interest and any other documents required by the Assignment of Partnership Interest must be received by the Depositary, at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Limited Partnership Agreement, in order for a partial tender to be valid, after a sale of Units pursuant to the Offer, the tendering Limited Partner must continue to hold a minimum of five Units. Accordingly, any Limited Partner that owns five or fewer Units must tender all or none of its Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. No alternative, conditional or contingent tenders will be accepted.

           Signature Requirements. If the Assignment of Partnership Interest is signed by the registered holder of the Units and payment is to be made directly to that holder, then no signature guarantee is required on the Assignment of Partnership Interest. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Assignment of Partnership Interest. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE ASSIGNMENT OF PARTNERSHIP INTEREST MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION. Please contact the Information Agent for assistance in obtaining a signature guarantee.

           Delivery of Assignment of Partnership Interest. The method of delivery of the Assignment of Partnership Interest and all other required documents is at the option and risk of the tendering Limited Partner, and delivery will be deemed made only when actually received by the Depositary. In all cases, sufficient time should be allowed to assure timely delivery.

           Appointment as Proxy; Power of Attorney. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably appoints the Purchaser (which is an affiliate of the Managing General Partner), and its managers and designees as the Limited Partner's proxies, in the manner set forth in the Assignment of Partnership Interest, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser (which is an affiliate of the Managing General Partner). Each such proxy shall be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser (which is an affiliate of the Managing General Partner) accepts the tendered Units for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser (which is an affiliate of the Managing General Partner) and its managers and designees will, as to those Units, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser (which is an affiliate of the Managing General Partner) reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser must be able to exercise full voting rights with respect to the Units, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

           By executing an Assignment of Partnership Interest, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its managers and designees as the Limited Partner's attorneys-in-fact, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Units for payment. The tendering Limited Partner agrees not to exercise any rights pertaining to the tendered Units without the prior consent of the Purchaser. Upon such acceptance for payment, all prior powers of attorney granted by the Limited Partner with respect to such Units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser and its managers and designees each will have the power, among other things,
(i) to transfer ownership of such Units on the Partnership books maintained by the Managing General Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Depositary (as the tendering Limited Partner's agent) of the Purchase Price, to become a substituted Limited Partner, to receive any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the Managing General Partner a change of address form instructing the Managing General Partner to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and
(iv) to endorse any check payable to or upon the order of such Limited Partner representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case in the name and on behalf of the tendering Limited Partner.

           Assignment of Interest in Future Distributions. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably assigns to the Purchaser (which is an affiliate of the Managing General Partner) and its assigns all of the right, title and interest of the Limited Partner in and to any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, in respect of the Units tendered by such Limited Partner and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the date of such purchase. The Purchaser will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer.

           Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser (which is an affiliate of the Managing General Partner), in its sole discretion, which determination shall be final and binding. The Purchaser (which is an affiliate of the Managing General Partner) reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser (which is an affiliate of the Managing General Partner) also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Units and to waive any defect or irregularity in any tender with respect to any particular Units of any particular Limited Partner. The Purchaser's interpretation of the terms and conditions of the Offer (including the Assignment of Partnership Interest and the Instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser (which is an affiliate of the Managing General Partner), the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

           Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, each tendering Limited Partner must provide the Purchaser (which is an affiliate of the Managing General Partner) with the Limited Partner's correct taxpayer identification number by completing the Substitute Form W-9 included in the Assignment of Partnership Interest. See the Instructions to the Assignment of Partnership Interest and Section 6.

           FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each tendering Limited Partner must complete the FIRPTA Affidavit included in the Assignment of Partnership Interest certifying the Limited Partner's taxpayer identification number and address and that such Limited Partner is not a foreign person.

See the Instructions to the Assignment of Partnership Interest and Section 6.

           Binding Obligation. A tender of Units pursuant to and in accordance with the procedures described in this Section 3 and the acceptance for payment of such Units will constitute a binding agreement between the tendering Limited Partner and the Purchaser (which is an affiliate of the Managing General Partner) on the terms set forth in this Offer to Purchase and in the Assignment of Partnership Interest.

           SECTION 4. WITHDRAWAL RIGHTS. Tenders of Units pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after October 12, 1998. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed (including signature guarantees by an Eligible Institution). Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

           If payment for Units is delayed for any reason or if the Purchaser (which is an affiliate of the Managing General Partner) is unable to pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

           All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser (which is an affiliate of the Managing General Partner), in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

           SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser (which is an affiliate of the Managing General Partner) expressly reserves the right, in its sole discretion, at any time and from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units,
(ii) to terminate the Offer if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14,
(iii) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will be disseminated promptly to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the then scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

           If the Purchaser (which is an affiliate of the Managing General Partner) extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units and those Units may not be withdrawn except to the extent tendering Limited Partners are entitled to withdrawal rights as described in
Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

           If the Purchaser (which is an affiliate of the Managing General Partner) makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

           SECTION 6.  CERTAIN FEDERAL INCOME TAX MATTERS.

           General. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER.

           Gain or Loss Generally. In general, a Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and (ii) the Limited Partner's adjusted tax basis in the Units sold. Generally, a Limited Partner's adjusted tax basis with respect to a Unit equals its cost, increased by the amount of income and the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit, and decreased by (i) any distributions made with respect to such Unit, (ii) the amount of deductions or losses allocated to the Unit and (iii) any decrease in the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit. Thus, the amount of a Limited Partner's adjusted tax basis in tendered Units will vary depending upon the Limited Partner's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Limited Partner for the Unit pursuant to the Offer, plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752). Limited Partners who purchased their interests from the Partnership in the original issuance of the Units are expected to recognize taxable gain on the sale in an amount in excess of the Purchase Price.

           A portion of the gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss, if (as is generally expected to be the case) the Unit was held by the Limited Partner as a capital asset. Under the IRS Restructuring and Reform Act of 1998, the capital gains rate for individuals and other non-corporate taxpayers is 20% for sales of capital assets held for more than one year. However, any gain from the sale of such assets attributable to the recapture of depreciation with respect to real property (other than certain depreciation recapture taxable as ordinary income) is taxed at a maximum rate of 25%. Corporate taxpayers are taxed at a maximum marginal rate of 35% for both capital gains and ordinary income. The maximum marginal federal income tax rate for ordinary income of individuals and other noncorporate taxpayers is 39.6%. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitations discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); and a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

           A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Limited Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Limited Partner for that year will affect the Limited Partner's adjusted tax basis in Units and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Units pursuant to the Offer.

           Unrealized Receivables and Certain Inventory. A portion of the gain upon the sale of Units may be attributable to unrealized receivables. If any portion of the amount of gain realized by a Limited Partner is attributable to "unrealized receivables" (which includes certain depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital. In addition, a portion of such gain may be taxed at the 25% rate discussed above. A Limited Partner who tenders Units which are purchased pursuant to the Offer must file an information statement with such Limited Partner's federal income tax return for the year of the sale which provides the information specified in Treasury Regulation ss. 1.751-1(a)(3). A selling Limited Partner also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferor(s) and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

           Passive Activity Loss Limitation. Under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive losses" in any year only to the extent of the person's passive income for that year. Closely held corporations (other than personal service corporations) may offset such losses against active income as well as passive activity income for that year. A portion of any post-1986 losses of Limited Partners from the Partnership would have been passive losses. Thus, Limited Partners may have "suspended" passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities or from the Partnership). Substantially all gain or loss from a sale of Units pursuant to the Offer will be passive income or loss.

           If a Limited Partner sells less than all of its Units pursuant to the Offer, suspended passive losses, if any (including a portion of any loss recognized on the sale of Units), can be currently deducted (subject to other applicable limitations) to the extent of the Limited Partner's passive income from the Partnership for that year (including any gain recognized on the sale of Units) plus any other passive income for that year. If, on the other hand, a Limited Partner sells 100% of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Limited Partner from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Limited Partner from its other income (subject to any other applicable limitations), including ordinary income. If a tendering Limited Partner has suspended passive losses from the Partnership, such Limited Partner must sell all of its Units to receive these tax benefits. If more than 12,000 of the outstanding Units are tendered, some tendering Limited Partners may not be able to sell 100% of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser. See Section 1.

           Partnership Termination. Section 708(b) of the Code provides that a partnership terminates for income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a twelve-month period (although successive transfers of the same interest within a twelve-month period will be treated as a single transfer for this purpose). In the event of a termination, the Partnership's tax year would close and the Partnership would be treated for income tax purposes as if it had contributed all of its assets and liabilities to a "new" partnership in exchange for an interest in the "new" partnership. The Partnership would then be treated as making a distribution of the interests in the "new" partnership to the new partners and the remaining partners, followed by the liquidation of the Partnership. Because the "new" partnership would be treated as having acquired its assets on the date of the deemed contribution, a new depreciation recovery period would begin on such date, the Partnership's annual depreciation deductions over the next few years would be substantially reduced, and the Partnership would have greater taxable income (or less tax loss) than if no tax termination occurred. In addition, depreciation may be required to be allocated to those Limited Partners that have a higher tax basis. A tax termination of the Partnership would also terminate any partnership in which the Partnership holds a majority interest (50% or more).

           The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for tax purposes. The Purchaser believes that even if the maximum number of Units is purchased pursuant to the Offer, those transfers will not cause a tax termination of the Partnership.

           Backup Withholding and FIRPTA Withholding. Limited Partners (other than tax-exempt persons, corporations and certain foreign persons) who tender Units may be subject to 31% backup withholding unless those Limited Partners provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Assignment of Partnership Interest. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner.

           Gain realized by a foreign Limited Partner on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Assignment of Partnership Interest certifying the Limited Partner's TIN and address, and that such Limited Partner is not a foreign person. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

           SECTION 7.  EFFECTS OF THE OFFER.

           Limitations on Resales. The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal income tax purposes. This provision may limit sales of Units in the secondary market and in private transactions for the twelve-month period following completion of the Offer. The Managing General Partner has advised the Purchaser that the Partnership will not process any requests for recognition of substitution of Limited Partners upon a transfer of Units during such twelve-month period which the Managing General Partner believes may cause a tax termination in contravention of the Limited Partnership Agreement. In determining the number of Units for which the Offer is made (representing approximately 27% of the outstanding Units), the Purchaser (which is an affiliate of the Managing General Partner) took this restriction into account so as to permit normal historical levels of transfers to occur following the transfers of Units pursuant to the Offer without violating this restriction.

           Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Limited Partners. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the Units and, therefore, the Purchaser (which is an affiliate of the Managing General Partner) does not believe a reduction in the number of Limited Partners will materially further restrict the Limited Partners' ability to find purchasers for their Units through secondary market transactions. See Section 13 for certain limited information regarding recent secondary market sales of the Units.

           The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser (which is an affiliate of the Managing General Partner) does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser (which is an affiliate of the Managing General Partner) believes that, even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by more than 300 persons.

           Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with Managing General Partner. The Limited Partnership Agreement provides that the Managing General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the Managing General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the Managing General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3. As a result, the Purchaser (which is an affiliate of the Managing General Partner) could be in a position to significantly influence all voting decisions with respect to the Partnership. Because IPT already owns (through IPLP) approximately 21.9% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. In general, IPLP and the Purchaser (which are affiliates of the Managing General Partner) will vote the Units owned by them in whatever manner they deem to be in the best interests of IPT, which, because of their relationship with the Managing General Partner, also may be in the best interest of the Managing General Partner, but may not be in the best interest of other Limited Partners. This could (i) prevent non-tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by non-tendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters including: removal of the Managing General Partner or the other non-managing general partners and in certain circumstances election of a new or successor managing general partner or non-managing general partners; dissolution of the Partnership; and most types of amendments to the Limited Partnership Agreement.

           The Offer will not result in any change in the compensation payable to the Managing General Partner or its affiliates. However, as a result of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will participate, in its capacity as a Limited Partner, in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer.

           SECTION 8. FUTURE PLANS OF INSIGNIA, IPT AND THE PURCHASER. IPT, through the Purchaser (which is an affiliate of the Managing General Partner), is seeking to acquire Units pursuant to the Offer in order to increase its equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Following the completion of the Offer, IPT and/or persons related to or affiliated with it may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. Insignia and IPT (which are affiliates of the Managing General Partner) also may consider disposing of some or all of the Units the Purchaser acquires pursuant to the Offer, either directly or by a sale or other disposition of one or more interests in IPT or IPLP, depending among other things on the requirements from time to time of Insignia, IPT and their affiliates in light of liquidity, strategic, tax and other considerations.

           Neither IPT nor the Purchaser (which are affiliates of the Managing General Partner) has any present plans or intentions with respect to an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership or a sale or refinancing of any of the Partnership's properties, other than the potential sales of Princeton Meadows Golf Course and Cooper Point Plaza (each, as described in Section 9). However, IPT and the Purchaser expect that consistent with the Managing General Partner's fiduciary obligations, the Managing General Partner will seek and review opportunities (including opportunities identified by IPT and the Purchaser) to engage in transactions which could benefit the Partnership, such as sales or refinancings of assets or a combination of the Partnership with one or more other entities, with the objective of seeking to maximize returns to Limited Partners.

           IPT and the Purchaser (which are affiliates of the Managing General Partner) have been advised that the possible future transactions the Managing General Partner expects to consider on behalf of the Partnership include (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the Partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the Partnership. Any such merger or consolidation transaction could involve other limited partnerships in which the Managing General Partner or its affiliates serve as general partners, or a combination of the Partnership with one or more existing, publicly traded entities (including, possibly, affiliates of IPT (which is an affiliate of the Managing General Partner) or IPT itself), in any of which Limited Partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the Partnership and financial benefits accrue to the Limited Partners of the Partnership, the Purchaser (and thus IPT) will participate in those benefits to the extent of its ownership of Units. The Limited Partnership Agreement prohibits Limited Partners from voting on actions taken by the Partnership, unless otherwise specifically permitted therein. Limited Partners may vote on a liquidation, and if the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer (or otherwise), IPT will be able to significantly influence the outcome of any such vote. Because IPT already owns (through IPLP) approximately 21.9% of the outstanding Units, however, it will be able to significantly influence the outcome of any such vote regardless of the number of Units the Purchaser acquires pursuant to the Offer. IPT's primary objective in seeking to acquire the Units through the Purchaser pursuant to the Offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those Units.

           SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP. Except as otherwise indicated, information contained in this Section 9 is based upon documents and reports publicly filed by the Partnership with the Commission.

           General. The Partnership was organized on May 26, 1983 under the laws of the State of California. Its principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number at that address is (864) 239-2747.

           The Partnership's primary business is real estate ownership and related operations. The Partnership was formed for the purpose of making investments in various types of real properties which offered capital appreciation and cash distributions to Limited Partners.

           The Partnership's investment portfolio currently consists of nine residential apartment complexes and one shopping center, as follows: a 73-unit residential complex in Cedar Rapids, Iowa; a 324-unit residential complex in Harrisburg, Pennsylvania; a 328-unit residential complex in Cedar Rapids, Iowa; a 264-unit residential complex in Plainsboro, New Jersey; a 304-unit residential complex in Plainsboro, New Jersey; a 328-unit residential complex in Plainsboro, New Jersey; a 336-unit residential complex in Indianapolis, Indiana; a 499-unit residential complex in Bedford Heights, Ohio; a 399-unit residential complex in Westmont, Illinois; and a 103,473 square foot retail complex in Olympia, Washington. In addition, the Partnership owns a 44.5% interest in a joint venture that owns a golf course in Princeton, New Jersey.

           Originally Anticipated Term of Partnership; Alternatives. According to the Partnership's Prospectus dated February 14, 1984, the Managing General Partner (which at the time was not affiliated with Insignia or IPT) indicated that prior partnerships sponsored by affiliates of the Managing General Partner had, on average, begun selling their properties during the fifth or sixth year after the investments were made and had sold all of their properties after eight years of ownership. The Prospectus further stated, however, that the Managing General Partner was unable to predict how long the Partnership would remain invested in the properties, and that the Partnership acquired such properties for investment rather than resale. In any event, according to the Prospectus, the Managing General Partner anticipated that a disposition of the properties would depend on, among other things, the current real estate and money markets, economic climate and income tax consequences to the Limited Partners. Under the Limited Partnership Agreement, the term of the Partnership will continue until December 31, 2035, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions including voting to liquidate the Partnership or amending the Limited Partnership Agreement to authorize Limited Partners to cause the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

           General Policy Regarding Sales and Refinancings of Partnership Properties. In general, the Managing General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital markets conditions. The Managing General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The Managing General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the Managing General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. The Partnership has entered into a contract to sell Cooper Point Plaza in Olympia, Washington to an unaffiliated third party for a purchase price of $6,200,000. The Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that it may distribute to Limited Partners the cash proceeds (after repayment of any outstanding mortgage debt and payment of other costs of sale) from such sale after the closing, which is expected to occur sometime during the fourth quarter of 1998; however, there can be no assurance that such a sale will in fact occur or that a distribution will be made or as to the amount or timing of such distribution. Moreover, no determination has been made as to whether any net cash proceeds generated by such sale would be distributed to Limited Partners, which determination will be made at the time of such sale and will be based on, among other things, the Partnership's working capital and reserve requirements at the time. The Purchaser also has been notified that pursuant to the Modified Loan Agreement, the lender granted certain concessions to the Partnership following its default on the Loan secured by Southpointe Apartments in Bedford Heights, Ohio and extended the maturity date of the Loan to January 1, 2002. Pursuant to the Modified Loan Agreement, the Partnership paid all past due interest on the Loan. In addition, the lender agreed to advance real estate tax payments up to a maximum of $180,000 through January 1, 2002, which amounts will be amortized to January 1, 2002, and the Partnership agreed to reduce from 5% to 3% the management fees payable to IRG and to invest $150,000 in capital improvements to the property (which have been completed). Such capital improvements may result in a higher valuation of the property; however, there can be no assurance as to the increased value of the property resulting from such capital improvements. The Purchaser (which is an affiliate of the Managing General Partner) also has been advised that the Partnership and its affiliates who are involved in the Joint Venture, in which the Partnership has a 44.5% interest, currently are marketing for sale the Princeton Meadows Golf Course in Princeton, New Jersey. The Partnership presently expects that the Princeton Meadows Golf Course, which is subject to a first mortgage of approximately $1,567,000, will sell for approximately $3,900,000. In the event of a sale of the Princeton Meadows Golf Course, the Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that it may distribute to Limited Partners the portion of the net cash proceeds representing the Partnership's interest in the Joint Venture (after repayment of any outstanding mortgage debt and payment of other costs of sale) from such sale; however, there can be no assurance that such sale would in fact occur or as to the amount of cash proceeds that might result from such sale. Further, no determination has been made as to whether any net cash proceeds generated by such sale would be distributed to Limited Partners, which determination will be made at the time of such sale, and will be based on, among other things, the Partnership's working capital and reserve requirements at the time. Based on the foregoing considerations, and except for the potential sale of Cooper Point Plaza there are no plans to sell or refinance any other Partnership property at the present time.

           Selected Financial and Property-Related Data. Set forth below is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been excerpted or derived from the Partnership's Annual Reports on Form 10-KSB for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and the Partnership's Quarterly Reports on Form 10-QSB for the periods ended June 30, 1998 and 1997. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                              ANGELES PARTNERS XII
                            SELECTED FINANCIAL DATA
                        (in thousands, except Unit data)

                                              SIX MONTHS ENDED                             FISCAL YEAR ENDED
                                                  JUNE 30,                                   DECEMBER 31,
                                        -------------------------   -------------------------------------------------------------
                                            1998           1997         1997        1996          1995          1994        1993
                                        ------------- -----------   ----------- -----------  -------------- ----------- --------
                                                (UNAUDITED)
Statements of Operations Data:
   Rental Income....................... $  10,195     $   9,927     $  20,007   $  20,001    $  19,505      $  18,979   $  18,525
   Other Income........................ $     675     $     605     $   1,284   $   1,320    $   1,341      $   1,073   $   1,139
      Total Revenues................... $  10,870     $  10,532     $  21,291   $  21,321    $  20,846      $  20,052   $  19,664
   Income (Loss) from Operations
      (before extraordinary item)...... $    (516)    $  (1,106)    $  (2,025)  $  (1,802)   $  (1,496)     $  (3,412)  $  (3,110)
   Net Income (Loss)................... $    (516)    $  (1,106)    $  (2,025)  $  (1,802)   $  (1,496)     $  (3,412)  $  (5,833)
   Net Income (Loss) per Unit.......... $  (11.43)    $  (24.49)    $  (44.83)  $  (39.85)   $  (33.09)     $  (75.45)  $ (128.97)

                                                    AS OF                                        AS OF
                                                  JUNE 30,                                   DECEMBER 31,
                                        -------------------------   -------------------------------------------------------------
                                            1998           1997         1997        1996          1995          1994        1993
                                        ------------- -----------   ----------- -----------  -------------- ----------- --------
                                                (UNAUDITED)
Balance Sheets Data:
   Total Assets........................ $  49,923     $  52,150     $  51,365   $  53,430    $  55,882      $  56,537   $  60,778
   Total Liabilities................... $  75,054     $  75,846     $  75,980   $  76,020    $  76,670      $  75,829   $  76,657
   Limited Partners' Equity (Deficit) . $ (24,495)    $ (23,074)    $ (23,984)  $ (21,979)   $ (20,195)     $ (18,714)  $ (15,336)
   Units Outstanding...................    44,718        44,718        44,718      44,718       44,773         44,773      44,773
   Book Value per Unit................. $ (547.77)    $ (515.99)    $ (536.34)  $ (491.50)   $ (451.05)     $ (417.98)  $ (342.53)

           Description of Properties. Set forth below is a table showing the location, the date of purchase, the nature of the Partnership's ownership interest in and the use of each of the Partnership's properties.

                                          DATE OF
                  PROPERTY               PURCHASE                  TYPE OF OWNERSHIP                         USE
-------------------------------------    --------        ----------------------------------      -------------------------
Briarwood Apartments                     06/25/85        Fee ownership                           Residential Apartments
    Cedar Rapids, Iowa                                   (subject to first and second            (73 units)
                                                         mortgages)

Chambers Ridge Apartments                07/26/84        Fee ownership                           Residential Apartments
    Harrisburg, Pennsylvania                             (subject to first and second            (324 units)
                                                         mortgages)

Cooper Point Plaza                       12/14/84        Fee ownership                           Retail Center
    Olympia, Washington                                  (subject to first mortgage)             (103,473 sq.ft.)

Gateway Gardens Apartments               12/21/84        Fee ownership                           Residential Apartments
    Cedar Rapids, Iowa                                   (subject to first and second            (328 units)
                                                         mortgages)

Hunters Glen Apartments - IV             01/31/85        Fee ownership                           Residential Apartments
    Plainsboro, New Jersey                               (subject to first mortgage)             (264 units)

Hunters Glen Apartments - V              01/31/85        Fee ownership                           Residential Apartments
    Plainsboro, New Jersey                               (subject to first and second            (304 units)
                                                         mortgages)

Hunters Glen Apartments - VI             01/31/85        Fee ownership                           Residential Apartments
    Plainsboro, New Jersey                               (subject to first and second            (328 units)
                                                         mortgages)

Pickwick Place Apartments                05/11/84        Fee ownership                           Residential Apartments
    Indianapolis, Indiana                                (subject to first mortgage)             (336 units)

Southpointe Apartments                   06/12/85        Fee ownership                           Residential Apartments
    Bedford Heights, Ohio                                (subject to first mortgage)             (499 units)

Twin Lake Towers Apartments              03/30/84        Fee ownership                           Residential Apartments
    Westmont, Illinois                                   (subject to first and second            (399 units)
                                                          mortgages)

Princeton Meadows                        07/26/91        Fee ownership(1)                        Golf Course
  Golf Course                                            (subject to first mortgage)
    Princeton, New Jersey

-------------
(1) The Partnership has a 44.5% interest in Princeton Meadows Golf Course Joint Venture ("Joint Venture"). The Partnership entered into a General Partnership Agreement with Angeles Income Properties, Ltd. II and Angeles Partners XI, both California partnerships and affiliates of the Managing General Partner, to form the Joint Venture. The Princeton Meadows Golf Course represents the only property owned by the Joint Venture.

           Accumulated Depreciation Schedule. Set forth below is a table showing the gross carrying value, accumulated depreciation and federal tax basis of each of the Partnership's properties as of December 31, 1997 ($ amounts in thousands).

                                                     GROSS
                                                   CARRYING             ACCUMULATED                                  FEDERAL
                PROPERTY                             VALUE             DEPRECIATION       RATE        METHOD        TAX BASIS
-----------------------------------------  ------------------------- ---------------- ------------ ------------- ------------
Briarwood Apartments                                $  1,814         $     1,124       5-40 yrs.        (1)      $    $  688
Chambers Ridge Apartments                              9,703               6,355       5-40 yrs.        (1)            3,287
Cooper Point Plaza                                     8,865               5,052       5-40 yrs.        (1)            4,859
Gateway Gardens Apartments                             7,561               4,915       5-40 yrs.        (1)            2,404
Hunters Glen Apartments - IV                          11,199               6,280       5-40 yrs.        (1)            4,573
Hunters Glen Apartments - V                           13,043               7,347       5-40 yrs.        (1)            5,279
Hunters Glen Apartments - VI                          14,029               7,927       5-40 yrs.        (1)            5,596
Pickwick Place Apartments                              9,230               5,410       5-40 yrs.        (1)            3,745
Southpointe Apartments                                10,045               6,416       5-40 yrs.        (1)            3,284
Twin Lake Towers Apartments                           15,130               9,803       5-40 yrs.        (1)            4,384
                                                   ---------         -----------                                 -----------
     TOTALS                                         $100,619         $    60,629                                 $    38,099
                                                   =========         ===========                                 ===========

---------------
(1) Straight line and accelerated methods used.

           Schedule of Mortgages. Set forth below is a table showing certain information regarding the outstanding mortgages encumbering each of the Partnership's properties as of December 31, 1997 ($ amounts in thousands).

                                              PRINCIPAL                                                        PRINCIPAL
                                             BALANCE AT         STATED                                          BALANCE
                                            DECEMBER 31,       INTEREST         PERIOD         MATURITY         DUE AT
                PROPERTY                        1997             RATE          AMORTIZED         DATE          MATURITY
----------------------------------------  -----------------  -------------  --------------  --------------  -------------
Briarwood Apartments
    1st mortgage                              $    1,557         7.83%        28.67 yrs.       10/2003       $    1,404
    2nd mortgage                                      50         7.83%           (1)           10/2003               50
Chambers Ridge Apartments
    1st mortgage                                   5,380         7.83%        28.67 yrs.       10/2003            4,849
    2nd mortgage                                     174         7.83%           (1)           10/2003              174
Cooper Point Plaza
    1st mortgage                                   4,026         10.5%         28 yrs.         09/2012               43
Gateway Gardens Apartments
    1st mortgage                                   6,276         7.83%        28.67 yrs.       10/2003            5,657
    2nd mortgage                                     203         7.83%           (1)           10/2003              203
Hunters Glen Apartments - IV
    1st mortgage                                   8,345         8.43%        28.67 yrs.       10/2003            7,787
Hunters Glen Apartments - V
    1st mortgage                                   8,787         7.83%        28.67 yrs.       10/2003            7,920
    2nd mortgage                                     285         7.83%           (1)           10/2003              285
Hunters Glen Apartments - VI
    1st mortgage                                   9,146         7.83%        28.67 yrs.       10/2003            8,243
    2nd mortgage                                     297         7.83%           (1)           10/2003              297
Pickwick Place Apartments
    1st mortgage                                   6,451          9.1%         28 yrs.         05/2005            5,775
Southpointe Apartments
    1st mortgage                                  11,000         8.59%           (1)           01/2002           11,000
    Additional borrowing                              23         9.00%           (2)           01/2002                1
Twin Lake Towers Apartments
    1st mortgage                                  10,854         7.83%        28.67 yrs.       10/2003            9,782
    2nd mortgage                                     352         7.83%           (1)           10/2003              352
                                              ----------                                                     ----------
                                                  73,206                                                     $   63,822
                                                                                                             ==========
Less unamortized discounts                        (1,101)
                                              ----------
      TOTALS                                  $   72,105
                                              ==========

----------------
(1)  Interest only payments.
(2) The mortgage note secured by Southpointe Apartments was modified as of December 31, 1997. The modification agreement extended the term of the mortgage note from July 1999 to January 2002. The lender also agreed to advance to the Partnership an amount up to $180,000 for the payment of real estate taxes. The lender advanced approximately $23,000 to the Partnership for this purpose in 1997.

           Average Annual Rental Rate and Occupancy. Set forth below is a table showing the average annual rental rates and occupancy percentages for each of the Partnership's properties during the past two years.

                                      AVERAGE ANNUAL RENTAL RATE            AVERAGE ANNUAL OCCUPANCY
                                   -----------------------------------    ----------------------------
          PROPERTY                      1997                 1996         1997                    1996
--------------------------------   ---------------      --------------    ----                    ----
Briarwood Apartments               $ 6,485/unit         $ 6,417/unit       96%                     95%
Chambers Ridge Apartments(1)       $ 6,874/unit         $ 6,846/unit       91%                     89%
Cooper Point Plaza(2)              $ 11.40/sq.ft.       $11.68/sq.ft.      53%                     71%
Gateway Gardens Apartments         $ 6,331/unit         $ 6,205/unit       94%                     93%
Hunters Glen Apartments - IV       $ 8,702/unit         $ 8,573/unit       96%                     94%
Hunters Glen Apartments - V        $ 8,831/unit         $ 8,573/unit       96%                     95%
Hunters Glen Apartments - VI       $ 8,712/unit         $ 8,464/unit       96%                     94%
Pickwick Place Apartments(3)       $ 6,805/unit         $ 6,468/unit       91%                     95%
Southpointe Apartments(4)          $ 5,654/unit         $ 5,535/unit       63%                     80%
Twin Lake Towers Apartments        $ 8,269/unit         $ 7,914/unit       97%                     96%

-----------------
(1) Although occupancy improved, this investment property is subject to heavy market competition.
(2) This investment property has been adversely affected by the moving out of several small tenants. The Managing General Partner is in the process of making several spaces "rent ready" and also is working to fill vacant spaces. Additionally, the Managing General Partner is planning major renovations for signage, landscaping, parking lot repairs, and general contract work in an effort to improve occupancy.
(3) Concessions have been offered at Pickwick Place Apartments in an effort to increase occupancy.
(4) Southpointe Apartments' low occupancy is due to delays in renovations at the property and the poor condition of the property. The mortgage indebtedness encumbering this property was modified in December 1997. As part of the agreement, the Partnership is required to advance $150,000 to Southpointe Apartments for capital improvement projects. As of December 31, 1997, approximately $70,000 of the required improvements have been completed.

           Schedule of Real Estate Taxes and Rates. Set forth below is a table showing the real estate taxes and rates for 1997 for each of the Partnership's properties.

                                             1997                1997
                   PROPERTY                 BILLING              RATE
------------------------------------- -------------------   ---------------
Briarwood Apartments                    $    73,000*             3.47%
Chambers Ridge Apartments               $   161,000              2.78%
Cooper Point Plaza                      $   102,000              1.58%
Gateway Gardens Apartments              $   243,000**            3.13%
Hunters Glen Apartments - IV            $   277,000              2.45%
Hunters Glen Apartments - V             $   299,000              2.45%
Hunters Glen Apartments - VI            $   303,000              2.45%
Pickwick Place Apartments               $   196,000*             7.11%
Southpointe Apartments                  $   235,000              5.86%
Twin Lake Towers Apartments             $   267,000*             5.59%

--------------------
*     Estimate for 1997 billing.  Tax bills not yet received.
**    Represents a fiscal year ending June 30, 1997.

           Other Information. The Partnership is subject to the information reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov.

           Cash Distributions History. The last distribution made by the Partnership was in 1989 ($15.00 per Unit). In total, original investors in the Partnership have received distributions of only $30 in respect of their original $1,000 investment made in 1983.

           Operating Budgets of the Partnership. A summary of the fiscal 1997 and 1998 operating budgets and the audited results of operations for fiscal 1997 of the Partnership are set forth in the table below. The budgeted amounts provided below are figures that were not computed in accordance with generally accepted accounting principles ("GAAP"). Historically, budgeted operating results of operations for a particular fiscal year have differed significantly in certain respects from the audited operating results for that year. In particular, items that are categorized as capital expenditures for purposes of preparing the operating budgets are often re-categorized as expenses when the financial statements are audited and presented in accordance with GAAP. Therefore, the summary operating budget presented for fiscal 1998 should not necessarily be considered as indicative of what the audited operating results for fiscal 1998 will be. Furthermore, any estimate of the future performance of a business, such as the Partnership's business, is forward-looking and based on numerous assumptions, some of which inevitably will prove to be incorrect. For this reason, it is probable that the Partnership's future operating results will differ from those projected in the operating budget, and those differences may be material. Therefore, such information should not be relied on by Limited Partners.

                                                    FISCAL 1997           FISCAL 1997            FISCAL 1998
                                                     BUDGETED               AUDITED               BUDGETED
                                                  ---------------       ---------------        ----------------
Total Revenues from Property Operations.......... $    22,059,000       $    21,291,000        $    23,009,000
Total Operating Expenses ........................ $    11,137,000       $    11,830,000        $    11,793,000
Net Operating Income............................. $    10,922,000       $     9,461,000        $    11,216,000
Capital Expenditures............................. $     3,304,000       $     1,671,000        $     2,302,000

           SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. The Managing General Partner and its affiliates have conflicts of interest with respect to the Offer as set forth below.

           Conflicts of Interest with Respect to the Offer. The Managing General Partner has conflicts of interest with respect to the Offer, including conflicts resulting from its affiliation with IPT and the Purchaser. The Managing General Partner also would have a conflict of interest (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the Managing General Partner and/or its affiliates and (ii) as a consequence of the Purchaser's ownership of Units, because the Purchaser (which is an affiliate of the Managing General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the Managing General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the Managing General Partner) with the interests of the other Limited Partners. In addition, the Purchaser (which is an affiliate of the Managing General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the Managing General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. The Managing General Partner has indicated in the Schedule 14D-9 that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units pursuant to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

           Voting by the Purchaser. The Limited Partnership Agreement provides that the Managing General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the Managing General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, when admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the Managing General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser (which is an affiliate of the Managing General Partner) and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3. As a result, if the Purchaser (which is an affiliate of the Managing General Partner) is successful in acquiring a significant number of Units pursuant to the Offer (or otherwise), the Purchaser will have the right to vote those Units and thereby significantly influence the outcome of all voting decisions with respect to the Partnership. Because IPT already owns (through IPLP) approximately 21.9% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. In general, IPLP and the Purchaser (which are affiliates of the Managing General Partner) will vote the Units owned by them in whatever manner they deem to be in IPT's best interests, which, because of their relationship with the Managing General Partner, also may be in the best interest of the Managing General Partner, but may not be in the best interest of other Limited Partners. This could (i) prevent non-tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by non-tendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters including: removal of the Managing General Partner or the other non-managing general partners and in certain circumstances election of a new or successor managing general partner or non-managing general partners; dissolution of the Partnership; and most types of amendments to the Limited Partnership Agreement. See Section 7.

           Financing Arrangements. The Purchaser (which is an affiliate of the Managing General Partner) expects to pay for the Units it purchases pursuant to the Offer with funds provided by IPLP as capital contributions. IPLP in turn intends to use its cash on hand and, if necessary, funds available to it under its credit facility (as described in Section 12) to make such contributions. See Section 12. It is possible, however, that in connection with its future financing activities, IPT or IPLP may cause or request the Purchaser (which is an affiliate of the Managing General Partner) to pledge the Units as collateral for loans, or otherwise agree to terms which provide IPT, IPLP and the Purchaser with incentives to generate substantial near-term cash flow from the Purchaser's investment in the Units. This could be the case, for example, if a loan has a "balloon" maturity after a relatively short time or bears a high or increasing interest rate. In such a situation, the Managing General Partner may experience a conflict of interest in seeking to reconcile the best interests of the Partnership with the need of its affiliates for cash flow from the Partnership's activities.

           Transactions with Affiliates. The Partnership paid IRG and IESG property management fees for property management services in the amounts of approximately $1,029,000, $1,033,000 and $1,032,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and has paid IRG and IESG property management fees equal to $515,000 during the first six months of 1998. The Partnership reimbursed the Managing General Partner and its affiliates (including Insignia) for expenses incurred in connection with asset management and partnership administration services performed by them for the Partnership for the years ended December 31, 1997, 1996 and 1995 in the amounts of $431,000, $453,000 and $443,000 respectively, and has reimbursed them for such services in the amount of $219,000 through June 30, 1998. The reimbursement amounts for the years ended December 31, 1997 and December 31, 1996 include $70,000 and $33,000, respectively, which amounts were paid to an affiliate of the Managing General Partner for costs incurred in connection with construction oversight services. The Partnership paid $28,000 for the six months ended June 30, 1998 to an affiliate of the Managing General Partner for costs incurred in connection with construction oversight services. For the period January 1, 1996 through August 31, 1997, the Partnership insured its properties under a master policy through an agency affiliated with the Managing General Partner, but with an insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. That agent assumed the financial obligations to the affiliate of the Managing General Partner who received payments on these obligations from the agent. Insignia and the Managing General Partner believe that the aggregate financial benefit derived by Insignia and its affiliates from such arrangement was immaterial.

           SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER, IPLP, IPT AND INSIGNIA.

           The Purchaser. The Purchaser (which is an affiliate of the Managing General Partner) is a recently formed entity controlled by IPT and organized for the purpose of making the Offer. The Purchaser is a wholly-owned subsidiary of IPLP. The Purchaser (which is an affiliate of the Managing General Partner) has not engaged in any business activity other than in connection with the Offer and certain other tender offers for units of limited partnership interests in other IPT Partnerships (as defined below) being made contemporaneously with and during the 30 days preceding the Offer, and has no significant assets or liabilities at the present time other than the units of limited partnership interest acquired in such other offers. Upon consummation of the Offer and such other offers, the Purchaser's only significant assets will be the Units it acquires pursuant to the Offer and the limited partnership units it acquires pursuant to such other offers.

           The principal executive offices of the Purchaser (which is an affiliate of the Managing General Partner) are located at One Insignia Financial Plaza, P.O. Box 19059, Greenville, South Carolina 29602, and its telephone number is (864) 239-1300. For certain information concerning the managers of the Purchaser (which is an affiliate of the Managing General Partner), see Schedule I to this Offer to Purchase.

           IPT and IPLP. IPT was formed by Insignia in May 1996, for the purpose of acquiring and owning interests in multi-family residential properties, principally through ownership of limited and general partner interests in real estate limited partnerships (including the Partnership). IPT has been organized and operates in a manner that will qualify it to be taxed as a real estate investment trust ("REIT") under the Code. Substantially all of IPT's investments are held through IPLP, which is the operating partnership of IPT. IPT is presently the sole general partner and Insignia is presently the sole limited partner of IPLP.

           IPT has engaged Insignia to provide certain investment banking and related services to IPT and IPLP, including in connection with the Offer.

           Substantially all of IPT's assets consist of (i) interests in entities which comprise or control the managing general partners of real estate limited partnerships, including the Partnership (the "IPT Partnerships"), which interests are held by IPT directly, and (ii) limited partner interests in the IPT Partnerships, which interests are held through IPLP. The IPT Partnerships own, in the aggregate, 349 properties containing approximately 73,000 residential apartment units and approximately 5.8 million square feet of commercial space. See Schedule IV for a list of the IPT Partnerships in which IPT has a material investment.

           On July 18, 1997, IPT, Insignia, MAE GP Corporation (which at the time was an affiliate of IPT but has subsequently been merged into IPT, see
Section 13) ("MAE GP"), and Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), entered into a definitive merger agreement (the "AMIT Merger Agreement"), pursuant to which AMIT is to be merged with and into IPT, with IPT being the surviving entity, in a stock for stock transaction (the "AMIT Merger"). AMIT is a public company whose Class A shares trade on the American Stock Exchange under the symbol ANM. Insignia and its affiliates currently own 96,800 (or approximately 3.7%) of the 2,617,000 outstanding AMIT Class A shares and all of the 1,675,113 outstanding AMIT Class B shares. If the AMIT Merger is consummated, IPT will become a publicly traded company (IPT's common shares have been approved for listing on the American Stock Exchange under the symbol "FFO" subject to consummation of the AMIT Merger) and it is anticipated that Insignia and its affiliates will own approximately 57% of post-merger IPT, the former AMIT shareholders (other than Insignia and its affiliates) will own approximately 16% of post-merger IPT, and the current unaffiliated shareholders of IPT will own the remaining 27% of post-merger IPT (see, however, the discussion of the merger of Insignia and AIMCO in the following subsection of this Section 9 captioned "Insignia").

           The AMIT Merger is expected to be completed in early September 1998. However, consummation of the AMIT Merger is subject to several conditions, including approval of the AMIT Merger Agreement and the AMIT Merger by the shareholders of AMIT. Accordingly, there can be no assurance as to when the AMIT Merger will occur, or that it will occur at all.

           The principal executive offices of IPT and IPLP are located at One Insignia Financial Plaza, P.O. Box 19059, Greenville, South Carolina 29602, and the telephone number of each is (864) 239-1300. For certain information concerning the trustees and executive officers of IPT, see Schedule II to this Offer to Purchase. IPLP does not have any officers or employees.

           Set forth below is certain consolidated financial information with respect to IPT and IPLP.

                           INSIGNIA PROPERTIES TRUST
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (in thousands, except share and unit data)

                                                                SIX MONTHS ENDED           Year Ended            Year Ended
                                                                  JUNE 30, 1998         December 31, 1997     December 31, 1996
                                                                  (unaudited)              (audited)              (audited)
                                                               ------------------       -----------------     ------------------
Statements of Operations Data:
   Revenues..................................................  $        12,977           $        16,826       $         9,705
   Income Before Extraordinary Item..........................  $         9,164           $         6,074       $         3,557
   Net Income................................................  $         8,907           $         6,004       $         2,425

Supplemental Data:
   Funds From Operations(1)..................................  $        16,825           $        20,939       $        12,563

   IPT Common Shares Outstanding.............................  $    19,427,760           $    18,573,151       $    11,168,036
   IPLP Units Outstanding....................................  $     9,934,476           $     9,415,947       $     8,399,499
                                                                   -----------                ----------            ----------
   IPT Common Shares and IPLP Units Outstanding(2)...........  $    29,362,236           $    27,989,098       $    19,567,535
                                                                    ==========                ==========            ==========

 Balance Sheets Data:
   Cash......................................................  $        14,639           $        37,432       $         4,928
   Investments in IPT Partnerships(3)........................  $       192,832           $       159,469       $       118,741
   Long-Term Debt............................................  $        21,951           $        19,300       $        19,730
   Shareholders' Equity(4)...................................  $       212,697           $       200,659       $       121,068

---------------
(1) Funds from Operations represent income or loss from real estate operations, which is net income or loss in accordance with GAAP, excluding gains or losses from debt restructuring or sales of property, plus depreciation and provision for impairment.
(2) Assumes all outstanding IPLP units are exchanged for IPT Common Shares.
(3) As of June 30, 1998, represented IPT's investment in 41 of the 124 IPT Partnerships which IPT accounts for using the equity method. Of the remaining 83 IPT Partnerships, IPT accounts for 81 using the cost method and two using the consolidation method.
(4) Includes Insignia's minority interest in IPLP.

           Insignia. Insignia is a fully integrated real estate services organization. Insignia is the largest manager of multi-family residential properties in the United States and is among the largest managers of commercial properties. Insignia's real estate services include property management, providing all of the day-to-day services necessary to operate a property, whether residential or commercial; asset management, including long-term financial planning, monitoring and implementing capital improvement plans, and development and execution of refinancings and dispositions; real estate leasing and brokerage; maintenance and construction services; marketing and advertising; investor reporting and accounting; and investment banking, including assistance in workouts and restructurings, mergers and acquisitions, and debt and equity securitizations.

           Insignia provides property and/or asset management services for approximately 3,800 properties, which include approximately 272,000 residential units (including cooperative and condominium units), and in excess of 208 million square feet of retail, commercial and industrial space, located in over 500 cities in 48 states, Italy, the United Kingdom and Germany. Insignia currently provides partnership administration services to approximately

900 limited partnerships having approximately 350,000 limited partners. Insignia is a public company whose stock is traded on the New York Stock Exchange under the symbol IFS.

           On March 17, 1998, Insignia and Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), entered into a definitive merger agreement (as amended and restated, the "AIMCO Merger Agreement"), pursuant to which substantially all of Insignia's residential real estate operations and ownership interests, including its interests in IPT and IPLP, are to be merged with and into AIMCO, with AIMCO as the surviving corporation (the "AIMCO Merger"). AIMCO is a public REIT whose Class A shares trade on the New York Stock Exchange under the symbol AIV. The AIMCO Merger is expected to be completed early in the fourth quarter of 1998. However, consummation of the AIMCO Merger is subject to certain conditions, including the approval of the shareholders of Insignia. Accordingly, there can be no assurance as to when the AIMCO Merger will occur, or that it will occur at all.

           Assuming the AIMCO Merger is consummated, AIMCO will succeed to Insignia's ownership of IPT and IPLP, and thus IPT (and the Partnership) will thereafter be controlled by AIMCO. In addition, AIMCO is required pursuant to the AIMCO Merger Agreement to acquire all of the outstanding shares of IPT not owned by Insignia by causing IPT to merge with and into AIMCO (or a subsidiary of AIMCO) as soon as practicable after the consummation of the AIMCO Merger, in which event IPT would cease to exist as a separate entity and AIMCO would effectively own all of the Units acquired by the Purchaser pursuant to the Offer.

           Insignia is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Insignia's business, principal properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Insignia's securities, any material interests of such persons in transactions with Insignia and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Insignia's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Partnership in Section 9.

           Insignia's principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is
(864) 239-1000. For certain information concerning the directors and executive officers of Insignia, see Schedule III to this Offer to Purchase.

           Set forth below is certain consolidated financial information with respect to Insignia and its consolidated subsidiaries for its fiscal years ended December 31, 1997, 1996 and 1995 and the three-month periods ended March 31, 1998 and 1997. More comprehensive financial and other information is included in Insignia's Annual Report on Form 10-K for the year ended December 31, 1997 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Insignia with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                         INSIGNIA FINANCIAL GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                         THREE MONTHS ENDED                         YEAR ENDED
                                                              MARCH 31,                            DECEMBER 31,
                                                    -----------------------------  ------------------------------------------
                                                        1998            1997           1997            1996           1995
                                                    -------------  --------------  -------------  --------------  -----------
                                                             (unaudited)
Statements of Operations Data:
   Total Revenues..................................  $   130,458    $     67,912    $   400,843    $     227,074   $   123,032
   Income Before Taxes and Extraordinary Item......  $     3,486    $      3,340    $    17,055    $      14,946   $    10,093
   Net Income......................................  $     1,917    $      2,004    $    10,233    $       8,564   $     5,806
   Earnings Per Share..............................  $      0.06    $       0.06    $      0.32    $        0.26   $      0.20

                                                                AS OF                                  AS OF
                                                              MARCH 31,                            DECEMBER 31,
                                                    -----------------------------  ------------------------------------------
                                                        1998            1997           1997            1996           1995
                                                    -------------  --------------  -------------  --------------  -----------
                                                             (unaudited)

Balance Sheets Data:
   Cash and Cash Equivalents.......................  $    73,143    $     69,821    $    88,847    $     54,614    $    49,846
   Receivables.....................................  $   151,919    $     52,455    $   122,180    $     46,040    $    26,445
       Total Assets................................  $   922,810    $    486,809    $   800,223    $    492,402    $   245,409
   Accounts Payable................................  $    17,347    $      2,417    $    13,705    $      1,711    $     1,497
   Commissions Payable.............................  $    56,404    $     18,264    $    51,285    $     18,736    $       602
   Accrued and Sundry Liabilities..................  $   114,524    $     32,186    $   102,009    $     40,741    $    25,619
   Long-Term Debt..................................  $   258,422    $     68,905    $   189,704    $     69,140    $    42,996
       Total Liabilities...........................  $   446,697    $    121,772    $   356,703    $    130,328    $    70,714
   Redeemable Convertible Preferred Stock..........           --              --             --              --    $    15,000
   Redeemable Convertible Preferred Securities
     of Subsidiary Trust...........................  $   144,137    $    143,943    $   144,065    $    144,169             --
   Minority Interest in Consolidated Subsidiaries..  $    65,082              --    $    61,546              --    $     2,682
       Shareholders' Equity........................  $   266,894    $    221,094    $   237,909    $    217,905    $   157,013

           Except as otherwise set forth herein, none of the Purchaser (which is an affiliate of the Managing General Partner), IPLP, IPT, Insignia or, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I,II,or III hereto, or any affiliate of the foregoing, (i) beneficially owns or has a right to acquire any Units, (ii) has effected any transaction in the Units in the last 60 days, or (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Andrew L. Farkas, who is the Chairman of the Board, Chief Executive Officer and President of Insignia and a trustee of IPT, beneficially owns approximately 28% of Insignia's outstanding common stock and, as a result, may be deemed to beneficially own the Units owned by IPLP.

           SECTION 12. SOURCE OF FUNDS. The Purchaser (which is an affiliate of the Managing General Partner) expects that approximately $7,500,000 will be required to purchase 12,000 Units, if tendered, and to pay related fees and expenses. The Purchaser (which is an affiliate of the Managing General Partner) expects to obtain all of those funds from IPLP, which in turn intends to use its cash on hand and borrowings from its credit facility with a commercial bank and financial institution. The Purchaser has not conditioned the Offer on obtaining financing.

           The following is a summary description of the existing credit facility (the "Facility") provided for the benefit of IPLP pursuant to the Credit Agreement, dated as of December 30, 1997 (the "Credit Agreement"), among IPLP, as borrower, Lehman Commercial Paper, Inc., as syndication agent, First Union National Bank, as administrative agent and the lenders from time to time parties thereto (the "Lenders"). This summary description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which has been filed as an exhibit to the Purchaser's Tender Offer Statement on
Schedule 14D-1 filed with the Commission.

           Pursuant to the Credit Agreement, the Lenders have made available to IPLP a revolving credit facility of up to $50 million at any one time outstanding. Loans under the Facility (the "Loans") may be utilized to finance certain permitted investments and refinance certain investments made prior to the date of the Credit Agreement. The Facility matures in a single installment on December 30, 2000.

           Loans bear interest, at IPLP's election, (i) at a rate equal to the higher of (a) the rate announced from time to time by First Union National Bank as its base lending rate or (b) the daily effective federal funds rate as quoted by First Union National Bank; or (ii) at rates based on the London interbank offered rate, as adjusted for certain reserve and other requirements applicable to lenders, for one-, two-, three- or six-month periods plus an interest margin of 2.50%. As of the date hereof, IPT has no outstanding indebtedness under the Facility.

           IPT is obligated to pay a commitment fee at a rate of 0.25% per annum on the undrawn portion of the Facility. Such commitment fee is payable quarterly in arrears and calculated based on the actual number of days elapsed over a 365-day year.

           The Loans are subject to mandatory prepayment only to the extent that the aggregate outstanding principal amount of the Loans on any day exceeds the amount of the Facility then in effect. Voluntary prepayments of the Loans and voluntary reductions of the Facility are permitted, in whole or in part, at the option of IPLP in minimum principal amounts, without premium or penalty, subject to reimbursement of certain of the Lenders' costs under certain conditions.

           IPLP's obligations under the Facility have been guaranteed by IPT and such guaranty is secured by a first priority pledge of and security interest in the capital stock or other equity interests held by IPT in each of the subsidiaries of IPT which directly or indirectly owns or controls the general partner interest (including an interest in the Managing General Partner) in any Real Estate Entity (as defined below) in which IPLP directly or indirectly owns a limited partner interest (including the Partnership). In addition, the Facility is secured by a first priority pledge of and security interest in all limited partnership interests from time to time owned by IPLP and the equity interests from time to time held by IPLP in any subsidiary of IPLP which itself owns limited partnership interests. The Credit Agreement defines a "Real Estate Entity" as any limited partnership, limited liability company, corporation or other entity which has as its principal business the ownership of real property or debt secured by real property. Thus, the IPT Partnerships (including the Partnership) constitute Real Estate Entities for purposes of the Credit Agreement.

           The Facility contains representations and warranties, conditions precedent, covenants, events of default and other provisions customarily found in similar transactions.

           SECTION 13.  BACKGROUND OF THE OFFER.

           Affiliation With the Managing General Partner. The Managing General Partner (which also serves as the general partner of ten other affiliated public real estate limited partnerships) is a direct, wholly-owned subsidiary of Angeles Securitization Corporation ("ASC"), which in turn is a direct, wholly-owned subsidiary of IAP GP Corporation ("IAP"), which in turn is a direct, wholly-owned subsidiary of IPT. ASC acquired all of the outstanding stock of the Managing General Partner in November 1992 from Angeles Real Estate Corporation, which in turn was a wholly-owned subsidiary of Angeles Corporation. At the time of such acquisition, IAP and ASC were (and thus the Managing General Partner became) wholly-owned subsidiaries of MAE GP. Effective March 7, 1998, MAE GP was merged with and into IPT, with IPT being the surviving entity (the "MAE GP Merger"). As a result of the MAE GP Merger, IAP, ASC and the Managing General Partner are now wholly-owned subsidiaries of IPT and the Partnership is controlled by IPT. In connection with the MAE GP Merger, effective February 17, 1998, Insignia contributed 1,764 Units owned by it and its subsidiaries (representing all Units then owned by such entities) to IPLP in exchange for additional units of partnership interest in IPLP.

           Previous Tender Offer. Broad River Properties, L.L.C. ("Broad River") acquired 8,002 (or approximately 18%) of the outstanding Units, at a purchase price of $500 per Unit, pursuant to a tender offer commenced in April 1998. Broad River is an affiliate of IPLP, IPT, Insignia and the Managing General Partner.

           Determination of Purchase Price. In establishing the Purchase Price, the Purchaser (which is an affiliate of the Managing General Partner) reviewed certain publicly available information and certain information made available to it by the Managing General Partner and its other affiliates, including among other things: (i) the Limited Partnership Agreement, as amended to date; (ii) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1997 and the Partnership's Quarterly Report on Form 10-QSB for the period ended June 30, 1998; (iii) unaudited results of operations of the Partnership's wholly-owned properties for the period since the beginning of the Partnership's current fiscal year; (iv) the operating budgets prepared by IRG and IESG with respect to the Partnership's wholly-owned properties for the year ending December 31, 1998; (v) an independent appraisal of one of the Partnership's wholly-owned properties; and (vi) other information obtained by IRG, IESG, Insignia and other affiliates in their capacities as providers of property management, asset management and partnership administration services to the Partnership. The Purchaser's determination of the Purchase Price was based on its review and analysis of the foregoing information, the other financial information and analyses concerning the Partnership summarized below. In determining the Purchase Price, the Purchaser did not rely upon any material, non-public information concerning the Partnership not summarized below or elsewhere in this Offer to Purchase.

           Trading History of Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. According to information obtained from the Managing General Partner, from July 1, 1996 to June 30, 1998 an aggregate of 3,355 Units (representing less than 7.6% the total outstanding Units) was transferred (excluding the Units transferred by Insignia to IPLP in February 1998 and the Units acquired by an affiliate of IPT and Insignia pursuant to a tender offer commenced in April
1998) in sale transactions. Set forth in the table below are the high and low sales prices of Units for the quarterly periods from July 1, 1996 to June 30, 1998, as reported by the Managing General Partner and by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices; thus the Purchaser does not know whether the information compiled by The Partnership Spectrum is accurate or complete. The transfer paperwork submitted to the Managing General Partner often does not include the requested price information or contains conflicting information as to the actual sales price; accordingly, Limited Partners should not rely upon this information as being completely accurate.

                              ANGELES PARTNERS XII
                   REPORTED SALES PRICES OF PARTNERSHIP UNITS

                                                             AS REPORTED BY                          AS REPORTED BY
                                                     THE MANAGING GENERAL PARTNER(a)            THE PARTNERSHIP SPECTRUM(b)

                                                      LOW SALES          HIGH SALES            LOW SALES          HIGH SALES
                                                        PRICE               PRICE                PRICE               PRICE
                                                      PER UNIT            PER UNIT             PER UNIT            PER UNIT
                                                      ---------          -----------           --------           -----------
Fiscal Year Ended December 31, 1998:
   Second Quarter................................       $175                $450                $380                  $450
   First Quarter.................................        175                 390                 340                   425
Fiscal Year Ended December 31, 1997:
   Fourth Quarter................................        110                 410                 368                   379
   Third Quarter  ...............................        125                 406                 365                   406
   Second Quarter................................        125                 421                 360                   406
   First Quarter ................................        125                 420                 350                   425
Fiscal Year Ended December 31, 1996:
   Fourth Quarter ...............................        125                 450                 360                   410
   Third Quarter.................................        110                 396                 337                   396

--------------
(a) Although the Managing General Partner requests and records information on the prices at which Units are sold, it does not regularly receive or maintain information regarding the bid or asked quotations of secondary market makers, if any. The Managing General Partner processes transfers of Units 12 times per year - on the first day of each month. The prices in the table are based solely on information provided to the Managing General Partner by sellers and buyers of Units transferred in sale transactions (i.e., excluding transactions believed to result from the death of a Limited Partner, rollover to an IRA account, establishment of a trust, trustee to trustee transfers, termination of a benefit plan, distributions from a qualified or non-qualified plan, uniform gifts, abandonment of Units or similar non-sale transactions).
(b) The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The Purchaser (which is an affiliate of the Managing General Partner) does not know whether the information compiled by The Partnership Spectrum is accurate or complete.

           The Purchaser (which is an affiliate of the Managing General Partner) believes that, although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for Units, this information may be relevant to a Limited Partner's decision as to whether to tender its Units pursuant to the Offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by American Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on NASDAQ.

           Appraisal. Southpointe Apartments was appraised in September 1995 by an independent, third party appraiser, Koeppel Tener Real Estate Services, Inc. ("KTR"), in connection with a refinancing of the property. According to the appraisal report, the scope of the appraisal included an inspection of the property and an analysis of the surrounding market. KTR relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach, and represented that its report was prepared in accordance with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, and in compliance with the Appraisal Standards set forth in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (known as "FIRREA"). The estimated market value of the fee simple estate of the property specified in that appraisal report was $9,750,000. A copy of the summary of the appraisal has been filed as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission. Independent appraisals have not been conducted for any of the Partnership's other properties in the past three years.

           Estimate of Net Asset Value in Connection with the MAE GP Merger. In connection with the MAE GP Merger (as described in Section 11), IPT estimated the net asset value of a Unit to be $766. This net asset value estimate was based on a hypothetical sale of all of the Partnership's wholly-owned properties and the Joint Venture's property and the distribution to the Limited Partners, the Managing General Partner and the other general partners of the gross proceeds of such sales, net of related indebtedness, together with the cash, proceeds from temporary investments, and all other assets that are believed to have liquidation value, after provision in full for all of the other known liabilities of the Partnership and the Joint Venture. This net asset value estimate did not take into account (i) timing considerations or
(ii) costs associated with winding up the Partnership and the Joint Venture. Therefore, the Purchaser believes that IPT's estimate of the net asset value of a Unit prepared in connection with the MAE GP Merger does not necessarily represent either the fair market value of a Unit or the amount a Limited Partner reasonably could expect to receive if the Partnership's wholly-owned properties and the Joint Venture's property were sold and the Partnership (and the Joint Venture) was liquidated. For this reason, the Purchaser considered such net asset value estimate to be less meaningful in determining the Purchase Price than the pro forma liquidation analysis described below.

           Managing General Partner's Estimates of Net Asset Value. An affiliate of the Managing General Partner prepared an estimate of the Partnership's net asset value per Unit in connection with an offer to purchase up to 4.9% of the outstanding Units commenced by a party unaffiliated with the Purchaser, IPLP, IPT or Insignia in August 1998. That estimate of the Partnership's net asset value per Unit as of June 30, 1998 was $948. The Managing General Partner also prepares annual estimates of the Partnership's net asset value per Unit. The Managing General Partner's three most recent estimates of the Partnership's net asset value per Unit were $885, $582 and $613 as of December 31, 1997, 1996 and 1995, respectively. The Managing General Partner estimates net asset value based on a hypothetical sale of the Partnership's wholly-owned properties and the Joint Venture's property, and the distribution to the Limited Partners, the Managing General Partner and the other general partners of the gross proceeds of such sales, net of related indebtedness, together with the cash, proceeds from temporary investments, and all other assets that are believed to have liquidation value, after provision in full for all of the other known liabilities of the Partnership and the Joint Venture. The net asset value estimates prepared by the Managing General Partner do not take into account (i) timing considerations or (ii) costs associated with winding up the Partnership and the Joint Venture. Therefore, the Purchaser believes that the Managing General Partner's estimates of net asset value per Unit do not necessarily represent either the fair market value of a Unit or the amount a Limited Partner reasonably could expect to receive if the Partnership's wholly-owned properties and the Joint Venture's property were sold and the Partnership (and the Joint Venture) was liquidated. For this reason, the Purchaser considered the Managing General Partner's net asset value estimates to be less meaningful in determining the Purchase Price than the pro forma liquidation analysis described below.

           Purchaser's Estimate of Gross Real Estate Value. In estimating the gross real estate value of the Partnership's properties (except with respect to the commercial properties, as described below), the Purchaser utilized the capitalization of income approach. The estimates of (i) the gross real estate value of the Partnership's wholly-owned properties prepared by the Purchaser and (ii) the valuation of the Joint Venture's property do not, taken together, purport to be an estimate of the aggregate fair market value of the Units themselves, nor should the estimates be viewed as such by Limited Partners. Neither the Purchaser nor any of its affiliates prepared any estimates of the values of the Partnership's properties based upon any other valuation method.

                             RESIDENTIAL PROPERTIES

           The following is a description of the methodology employed by the Purchaser in preparing such estimates of the residential properties owned by the Partnership (as used below, "net operating income" is calculated before depreciation, amortization, debt service payments and certain capital expenditure items):

           BRIARWOOD APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($246,861) generated by the property for the six months ended June 30, 1998 (comprised of $232,529 of gross rental income and $14,332 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($116,582), resulting in the Purchaser's estimated net operating income for the six months ended 1998 ($130,279). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $260,558, and then reduced the estimated annual net operating income amount by $250 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($242,308) at a 10.75% capitalization rate, resulting in an estimated gross property value of $2,254,028.

           CHAMBERS RIDGE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,071,618) generated by the property for the six months ended June 30, 1998 (comprised of $1,029,274 of gross rental income and $42,344 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($572,707), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($498,911). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $997,822, and then reduced the estimated annual net operating income amount by $250 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($916,822) at a 10.5% capitalization rate, resulting in an estimated gross property value of $8,731,638.

           GATEWAY GARDENS APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,092,693) generated by the property for the six months ended June 30, 1998 (comprised of $1,012,197 of gross rental income and $80,496 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($505,140), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($587,553). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,175,106, and then reduced the estimated annual net operating income amount by $400 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,043,906) at a 10.75% capitalization rate, resulting in an estimated gross property value of $9,710,753.

           HUNTERS GLEN APARTMENTS IV. In estimating the value of this property, the Purchaser reviewed the income ($1,235,543) generated by the property for the six months ended June 30, 1998 (comprised of $1,107,821 of gross rental income and $127,722 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($547,733), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($687,810). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,375,620, and then reduced the estimated annual net operating income amount by $500 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,243,620) at a 9.75% capitalization rate, resulting in an estimated gross property value of $12,755,077.

           HUNTERS GLEN APARTMENTS V. In estimating the value of this property, the Purchaser reviewed the income ($1,414,894) generated by the property for the six months ended June 30, 1998 (comprised of $1,311,831 of gross rental income and $103,063 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($577,895), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($836,999). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,673,998, and then reduced the estimated annual net operating income amount by $600 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,491,598) at a 9.75% capitalization rate, resulting in an estimated gross property value of $15,298,441.

           HUNTERS GLEN APARTMENTS VI. In estimating the value of this property, the Purchaser reviewed the income ($1,510,001) generated by the property for the six months ended June 30, 1998 (comprised of $1,373,095 of gross rental income and $136,906 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($604,826), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($905,175). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,810,350, and then reduced the estimated annual net operating income amount by $600 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,613,550) at a 9.75% capitalization rate, resulting in an estimated gross property value of $16,549,231.

           PICKWICK PLACE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,109,963) generated by the property for the six months ended June 30, 1998 (comprised of $1,033,930 of gross rental income and $76,033 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($596,676), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($513,287). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,026,574, and then increased the estimated annual net operating income amount by $200 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,093,774) at a 10% capitalization rate, resulting in an estimated gross property value of $10,937,740.

           SOUTH POINTE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($942,501) generated by the property for the six months ended June 30, 1998 (comprised of $886,138 of gross rental income and $56,363 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($686,165), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($256,336). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $512,672, and then increased the estimated annual net operating income amount by $550 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($787,122) at a 10.5% capitalization rate, resulting in an estimated gross property value of $7,496,400. However, the total outstanding mortgage debt on the property currently amounts to approximately $11,000,000, and the Purchaser therefore used this amount (which exceeds its estimate of $7,496,400) for purposes of this valuation.

           TWIN LAKE TOWERS APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,703,582) generated by the property for the six months ended June 30, 1998 (comprised of $1,648,913 of gross rental income and $54,669 of other income), and then deducted from this amount the total operating expenses of the property for the six months ended 1998 ($737,186), resulting in the Purchaser's estimate of net operating income for the six months ended 1998 ($966,396). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,932,792, and then reduced the estimated annual net operating income amount by $450 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,753,242) at a 10.75% capitalization rate, resulting in an estimated gross property value of $16,309,228.

                             COMMERCIAL PROPERTIES

           The following is a description of the methodology employed by the Purchaser in preparing the estimates of the value of the commercial properties owned by the Partnership:

           COOPER POINT PLAZA. In estimating the value of this property, the Purchaser used $6,200,000, which represents the purchase price of the property based on a sales contract with an unaffiliated third party purchaser the closing for which is expected to occur sometime during the fourth quarter of 1998.

           PRINCETON MEADOWS GOLF COURSE. The Purchaser (which is an affiliate of the Managing General Partner) and its affiliates are not primarily involved in golf course ownership and/or operations. In addition, golf courses traditionally are not valued using the capitalization of income method, which is the primary valuation method used by the Purchaser in valuing the Partnership's wholly-owned residential properties. The Managing General Partner has advised the Purchaser of its receipt of numerous indications of interest in purchasing the property, and that such interested parties have suggested purchase prices of approximately $3,900,000 for the property. The Purchaser therefore has used this number in its valuation of the property. The Purchaser then estimated the portion of this value attributable to the Partnership, based on the Partnership's 44.5% interest in the Joint Venture which owns the property, resulting in a valuation of $1,735,500.

                                     * * *

           Based on the individual estimates of the gross values of (i) the Partnership's wholly-owned properties and (ii) the Joint Venture's property, each as described above, the Purchaser estimated that the current aggregate gross real estate value is $111,481,636 (the "Gross Real Estate Value Estimate"). The property-specific capitalization rates used by the Purchaser in the valuation estimates for the Partnership's wholly-owned residential properties described above were based upon the Purchaser's, IPT's and Insignia's general knowledge of the revenues and expenses associated with operating multi-family properties in the markets in which the Partnership's properties are located, their general knowledge of property values in those markets and their experience in the real estate market in general.

           Although there are several other methods of estimating the value of real estate of these types, the Purchaser believes that these approaches represent reasonable methods of estimating the aggregate gross value of the Partnership's wholly-owned properties and the Joint Venture's property (without taking into account the costs of disposing of the properties), subject to the substantial uncertainties inherent in any estimate of value. The use of other assumptions, however, particularly as to the applicable capitalization rate, could produce substantially different results. Other than with respect to Cooper Point Plaza, none of the Purchaser, IPT or Insignia solicited any offers or inquiries from prospective buyers of the Partnership's wholly-owned properties or the Joint Venture's property in connection with preparing the Purchaser's estimates of the fair market values of those properties, and the actual amounts for which the Partnership's wholly-owned properties (or the Joint Venture's property) might be sold could be significantly higher or significantly lower than the Purchaser's estimates.

           The Gross Real Estate Value Estimate does not take into account (i) the debt encumbering the Joint Venture's property and the Partnership's wholly-owned properties or the other liabilities of the Partnership and the Joint Venture, (ii) cash and other assets held by the Partnership and the Joint Venture, (iii) real estate transaction costs that would be incurred on a sale of the Partnership's wholly-owned properties or the Joint Venture's property, such as brokerage commissions and other selling and closing expenses, (iv) timing considerations or (v) costs associated with winding up the Partnership or the Joint Venture. For this reason, the Purchaser considers the Gross Real Estate Value Estimate to be less meaningful in evaluating the Purchase Price offered by the Purchaser than its pro forma estimate of the net liquidation value per Unit described below.

           Purchaser's Pro Forma Estimate of Net Liquidation Value per Unit. The Purchaser is offering to purchase Units, which are a relatively illiquid investment, and is not offering to purchase the Partnership's underlying assets or assume any of its liabilities. Consequently, the Purchaser does not believe that the per-Unit amount which might be distributed to Limited Partners following a future sale of the Partnership's wholly-owned properties or the Joint Venture's property necessarily reflects the present fair value of a Unit. Conversely, the realizable value of the Partnership's assets clearly is a relevant factor in determining the price a prudent purchaser would offer for Units. In considering this factor, the Purchaser made a pro forma calculation of the amount each Limited Partner might receive in a theoretical orderly liquidation of the Partnership (which may not be realistically possible, particularly in the near term, due to real estate market conditions, the general difficulty of disposing of real estate in a short period of time, and other general economic factors), based on the Gross Real Estate Value Estimate described above and the other considerations described below. The Purchaser based its pro forma liquidation analysis on the Gross Real Estate Value Estimate (and thus on the Purchaser's estimates of the values of the Partnership's properties described above), as opposed to the values estimated by IPT in connection with the MAE GP Merger or by the Managing General Partner (each, as described above), because the Purchaser believes that the Gross Real Estate Value Estimate represents the best estimate, based on currently available information, of the values of the Partnership's properties. With respect to Southpointe Apartments, the Purchaser used its estimate of the gross real estate value of that property (including consideration of the amount of debt on the property) as opposed to the appraised value because the Purchaser's calculation of gross real estate value was based on more current information.

           In estimating the pro forma net liquidation value per Unit, the Purchaser adjusted its Gross Real Estate Value Estimate of $111,481,636 to reflect the Partnership's other assets and liabilities (excluding prepaid and deferred expenses and security deposits). Specifically, the Purchaser added the amounts of cash, accounts receivable and escrow deposits shown on the Partnership's unaudited balance sheet at June 30, 1998 ($9,924,000), and subtracted the mortgage debt encumbering the Partnership's properties ($71,736,000) and all other liabilities shown on that balance sheet ($3,318,000). In addition, the Purchaser valued its 44.5% interest in the Princeton Meadows Golf Course based on the Joint Venture's unaudited balance sheet at June 30, 1998. The Purchaser estimated the amount of cash, accounts receivable and escrow deposits reflected on that balance sheet ($442,425) and subtracted the mortgage debt encumbering the Joint Venture's property ($1,567,301) and all other liabilities shown on that balance sheet ($538,348). The Purchaser then multiplied the result (-$1,663,224) by its 44.5% interest in the Joint Venture, and subtracted such amount ($740,135) from the adjusted Gross Real Estate Value Estimate as well. The Purchaser then deducted $4,459,265, representing a reserve equal to 4% of the Gross Real Estate Value Estimate (which represents the Purchaser's estimate of the probable costs of brokerage commissions, real estate transfer taxes and other disposition expenses). The result, $41,152,236, represents the Purchaser's pro forma estimate of the aggregate net liquidation proceeds (before provision for the costs described in the following sentence) which could be realized on an orderly liquidation of the Partnership, based on the assumptions implicit in the calculations described above. The Purchaser did not, however, deduct any amounts in respect of the legal and other costs which the Purchaser expects would be incurred in a liquidation, including costs of negotiating purchase and sale contracts, possibly conducting a consent solicitation in order to obtain the Limited Partners' approvals for the sales as may be required by the Limited Partnership Agreement, and winding up the Partnership, because of the difficulty of estimating those amounts.

           To complete its pro forma estimate of the amount of the theoretical liquidation proceeds that would be distributable per Unit, the Purchaser then deducted 1%, which would be the percentage allocable to the Managing General Partner in respect of its non-subordinated interest in the Partnership, and the remaining $40,740,714 was then divided by the 44,718 Units reported as outstanding by the Managing General Partner as of August 1, 1998. The resulting estimated pro forma liquidation value was $911.06 per Unit (the "Estimated Liquidation Value"), before provision for the legal and other costs of liquidating the Partnership described in the last sentence of the preceding paragraph.

           The Purchaser's pro forma liquidation analysis described above is merely theoretical and does not itself reflect the value of the Units because
(i) there is no assurance that any such liquidation in fact will occur in the foreseeable future and (ii) any liquidation in which the estimated fair market values described above might be realized would take an extended period of time (at least a year, and quite possibly significantly longer), during which time the Partnership and its partners would continue to be exposed to the risk of fluctuations in asset values because of changing market conditions and other factors. For any property sales in which the Partnership is required to indemnify the buyer for matters arising after the closing, a portion of the sales proceeds could be held by the Partnership until all possible claims are satisfied, further extending the delay in the receipt by the Limited Partners of liquidation proceeds. In light of these factors, the Purchaser (which is an affiliate of the Managing General Partner) believes the actual current value of the Units is substantially less than its estimate of the Estimated Liquidation Value. Conversely, there is a substantial possibility that the per-Unit value realized in an orderly liquidation could be greater than the Estimated Liquidation Value. A reduction in either operating expenses or capital expenditures from the levels reflected in the property operating statements for the six months ended June 30, 1998 would result in a higher liquidation value under the method described above. Similarly, a higher liquidation value would result if a buyer applied lower capitalization rates (reflecting a willingness to accept a lower rate of return on its investment) to the applicable net operating income generated by the Partnership's wholly-owned residential properties than the capitalization rates applied by the Purchaser. For example, a 5% increase or decrease in the Gross Real Estate Value Estimate would produce a corresponding increase or decrease in the Estimated Liquidation Value of approximately $118 per Unit. Furthermore, the analysis described above is based on a series of assumptions, some of which may not be correct. Accordingly, this analysis should be viewed merely as indicative of the Purchaser's approach to valuing Units and not as predictive of the likely result of any future transactions.

           Litigation. On March 24, 1998, certain persons claiming to own limited partner interests in certain limited partnerships (including the Partnership) whose general partners (the "General Partners") are affiliates of Insignia (the "Partnerships") filed a purported class and derivative action in California Superior Court in the County of San Mateo (the "San Mateo Complaint") against Insignia, the General Partners (including the Managing General Partner), certain persons and entities who purportedly formerly controlled the General Partners, and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants. The San Mateo Complaint contains allegations that, among other things, (i) the defendants breached their fiduciary duties to the plaintiffs by selling or agreeing to sell their "fiduciary positions" as stockholders, officers and directors of the General Partners for a profit and retaining said profit rather than distributing it to the plaintiffs; (ii) the defendants breached their fiduciary duties by mismanaging the Partnerships and misappropriating the assets of the Partnerships by (a) manipulating the operations of the Partnerships to depress the trading price of limited partnership units (the "Units") of the Partnerships; (b) coercing and fraudulently inducing unitholders to sell Units to certain of the defendants at depressed prices; and (c) using the voting control obtained by purchasing Units at depressed prices to entrench certain of the defendants' positions of control over the Partnerships; and (iii) the defendants breached their fiduciary duties to the plaintiffs by (a) selling assets of the Partnerships such as mailing lists of unitholders; and (b) causing the General Partners to enter into exclusive arrangements with their affiliates to sell goods and services to the General Partners, the unitholders and tenants of Partnership properties. The San Mateo Complaint also alleges that the foregoing allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The San Mateo Complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the General Partners to AIMCO and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. As of the date of this Offer to Purchase, defendants have not served or filed a reply to the San Mateo Complaint. IPT and Insignia believe that the allegations contained in the San Mateo Complaint are without merit and intend to vigorously contest the plaintiffs' action.

           On July 30, 1998, certain entities claiming to own limited partnership interests in certain limited partnerships (including the Partnership) whose general partners are affiliates of Insignia, IPT and the Purchaser (the "Affiliated General Partners") filed a complaint in the Superior Court of the State of California, County of Los Angeles (the "Los Angeles Complaint") against Insignia, the Subject Partnerships (defined below), the Affiliated General Partners (including the Managing General Partner) and additional entities affiliated with several of the defendants. The action involves 44 real estate limited partnerships (each named as a defendant) in which the plaintiffs allegedly own interests and which Insignia affiliates allegedly manage or control (the "Subject Partnerships"). Plaintiffs allege that they have requested from, but have been denied by each of the Subject Partnerships, lists of their respective limited partners for the purpose of making tender offers to purchase up to 4.9% of the units of limited partnership interest in each of the Subject Partnerships. The Los Angeles Complaint also alleges that certain of the defendants made tender offers to purchase units of limited partnership interest in many of the Subject Partnerships, with the alleged result that plaintiffs have been deprived of the benefits they would have realized from ownership of the additional units. The plaintiffs assert eleven causes of action, including breach of contract, unfair business practices, and violations of the partnership statutes of the states in which the Subject Partnerships are organized. Plaintiffs seek compensatory, punitive and treble damages. Insignia was only recently served with the Los Angeles Complaint and has not yet responded to it. Insignia believes the claims to be without merit and intends to defend the action vigorously.

           SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained prior to the Expiration Date. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser (which is an affiliate of the Managing General Partner) will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

           (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser (which is an affiliate of the Managing General Partner), (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including without limitation the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Limited Partners, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

           (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph
(a) above;

           (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or the Purchaser (which is an affiliate of the Managing General Partner) shall have become aware of any fact that does or may have a material adverse effect on the value of the Units;

           (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of, or imposition of a limitation on, the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

           (e) it shall have been publicly disclosed or the Purchaser (which is an affiliate of the Managing General Partner) shall have otherwise learned that
(i) more than ten percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

           The foregoing conditions are for the sole benefit of the Purchaser (which is an affiliate of the Managing General Partner) and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser (which is an affiliate of the Managing General Partner) concerning the events described above will be final and binding upon all parties.

           SECTION 15.  CERTAIN LEGAL MATTERS.

           General. The Purchaser (which is an affiliate of the Managing General Partner) is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser (which is an affiliate of the Managing General Partner) pursuant to the Offer, other than the filing of a Tender Offer Statement on Schedule 14D-1 with the Commission (which has already been filed) and any required amendments thereto. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. Although there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser (which is an affiliate of the Managing General Partner) to elect to terminate the Offer without purchasing Units thereunder.

           Antitrust. The Purchaser (which is an affiliate of the Managing General Partner) does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

           Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

           SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser (which is an affiliate of the Managing General Partner) will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser (which is an affiliate of the Managing General Partner) has retained Beacon Hill Partners, Inc. to act as Information Agent and Harris Trust Company of New York to act as Depositary in connection with the Offer. The Purchaser (which is an affiliate of the Managing General Partner) will pay the Information Agent and the Depositary reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser (which is an affiliate of the Managing General Partner) will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

           SECTION 17. MISCELLANEOUS. The Purchaser (which is an affiliate of the Managing General Partner) is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser (which is an affiliate of the Managing General Partner) becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser (which is an affiliate of the Managing General Partner) cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Limited Partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (which is an affiliate of the Managing General Partner) by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

           No person has been authorized to give any information or to make any representation on behalf of the Purchaser (which is an affiliate of the Managing General Partner) not contained in this Offer to Purchase or in the Assignment of Partnership Interest and, if given or made, such information or representation must not be relied upon as having been authorized.

           The Purchaser (which is an affiliate of the Managing General Partner), IPLP, IPT and Insignia have filed with the Commission a Tender Offer Statement on Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that they will not be available at the regional offices of the Commission).

                                              COOPER RIVER PROPERTIES, L.L.C.

AUGUST 13, 1998

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SCHEDULE I

              INFORMATION REGARDING THE MANAGERS OF THE PURCHASER

Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the managers of the Purchaser. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602.

                                         PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------     ----------------------------------------------
Jeffrey P. Cohen                 Jeffrey P. Cohen has been a Manager of the
  375 Park Avenue                Purchaser since its inception in July 1998.
  Suite 3401                     For additional information regarding Mr.
  New York, NY 10152             Cohen, see Schedule II.

Adam B. Gilbert                  Adam B. Gilbert has been a Manager of the
  200 Park Avenue                Purchaser since July 1998. For additional
  New York, NY  10166            information regarding Mr. Gilbert, see
                                 Schedule III.

Ronald Uretta                    Ronald Uretta has been a Manager of the
                                 Purchaser since its inception in July 1998.
                                 For additional information regarding Mr.
                                 Uretta, see Schedules II and III.

                                  SCHEDULE II

                           INFORMATION REGARDING THE
                     TRUSTEES AND EXECUTIVE OFFICERS OF IPT

Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the trustees and executive officers of IPT. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of IPT and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Trustees are identified by an asterisk.

                                         PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------     ----------------------------------------------

Andrew L. Farkas*                Andrew L. Farkas has served as a Trustee of
  375 Park Avenue                IPT and as Chairman of the Board of Trustees
  Suite 3401                     and Chief Executive Officer of IPT since
  New York, NY 10152             December 1996. For additional information
                                 regarding Mr. Farkas, see Schedule III.

James A. Aston*                  James A. Aston has served as a Trustee of IPT
                                 since its inception in May 1996, and has served as President and Director of IPT since
                                 December 1996. For additional information regarding Mr. Aston, see Schedule III.

Frank M. Garrison*               Frank M. Garrison has served as a Trustee of
  102 Woodmont Boulevard         IPT since December 1996. Mr. Garrison has also
  Suite 400                      served as an Executive Managing Director of
  Nashville, TN 37205            IPT since December 1996. For additional
                                 information regarding Mr. Garrison, see
                                 Schedule III.

Jeffrey P. Cohen                 Jeffrey P. Cohen has served as a Senior Vice
  375 Park Avenue                President of IPT since August 1997, and has
  Suite 3401                     served as Secretary of IPT since January 1998.
  New York, NY 10152             From June until August 1997, Mr. Cohen served
                                 as a Vice President of IPT. Since April 1997,
                                 Mr. Cohen's principal occupation has been to serve as a Senior Vice President -- Investment
                                 Banking of Insignia. Prior to April 1997, Mr.
                                 Cohen's principal occupation was as an
                                 attorney with the law firm of Rogers & Wells, New York, New York.

William D. Falls                 William D. Falls has served as the Controller
                                 of IPT since August 1997. Since April 1995,
                                 Mr. Falls' principal occupation has been to serve as an accountant with Insignia. Prior to April 1995, Mr. Falls' principal occupation was as a senior auditor with the accounting firm of Ernst & Young LLP.

William H. Jarrard, Jr.          William H. Jarrard, Jr. has served as a Senior
                                 Vice President of IPT since August 1997, and served as Vice President and Director of Operations of IPT from December 1996 until
                                 August 1997. Mr. Jarrard's principal
                                 employment has been with Insignia for more than the past five years. From January 1994 to September 1997, Mr. Jarrard served as Managing
                                 Director-- Partnership Administration of
                                 Insignia.

                                         PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------     ----------------------------------------------
Ronald Uretta                    Ronald Uretta has served as Vice President and
                                 Treasurer of IPT since December 1996. Mr.
                                 Uretta served as a Vice President of IPT from December 1996 until August 1997 and as Chief
                                 Financial Officer of IPT from May 1996 until
                                 December 1996. For additional information regarding Mr. Uretta, see Schedule III.

Carroll D. Vinson                Carroll D. Vinson has served as Chief
                                 Operating Officer of IPT since May 1997. Since
                                 August 1994, Mr. Vinson's principal occupation has been to serve as President of the various corporate general partners of partnerships controlled by Metropolitan Asset Enhancement,
                                 L.P., which is an affiliate of Insignia.

                                  SCHEDULE III

                           INFORMATION REGARDING THE
                  DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA

Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Insignia. Unless otherwise indicated, each person identified below is employed by Insignia and is a United States citizen. The principal business address of Insignia and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Directors are identified by an asterisk.

                                         PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------     ----------------------------------------------
Andrew L. Farkas*                Andrew L. Farkas has been a Director of
  375 Park Avenue                Insignia since its inception in July 1990. Mr.
  Suite 3401                     Farkas has been Chairman and Chief Executive
  New York, NY  10152            Officer of Insignia since January 1991 and
                                 President since May 1995. Mr. Farkas has also been President of Metropolitan Asset Group,
                                 Ltd. ("MAG"), a real estate investment banking firm, since 1983.

Robert J. Denison*               Robert J. Denison has been a Director of
1212 North Summit Drive          Insignia since May 1996. For more than the
Santa Fe, NM 87501               past five years, Mr. Denison's principal
                                 occupation has been as a General Partner of First Security Company II, L.P., an investment advisory firm.

Robin L. Farkas*                 Robin L. Farkas has been a Director of
  730 Park Avenue                Insignia since August 1993. Mr. Farkas is the
  New York, NY 10021             retired Chairman of the Board and Chief
                                 Executive Officer of Alexander's Inc., a real estate company. He also serves as a director of Refac Technology Development Corporation,
                                 Noodle Kiddoodle, and Containerways
                                 International Ltd.

Robert G. Koen*                  Robert G. Koen has been a Director of Insignia
  125 West 55th Street           since August 1993. Since February 1996, Mr.
  New York, NY 10019             Koen has been a partner in the law firm of
                                 Akin, Gump, Strauss, Hauer & Feld, which represents Insignia and certain of its affiliates from time to time. From January
                                 1991 to February 1996, Mr. Koen was a partner in the law firm LeBoeuf, Lamb, Greene &
                                 MacRae.

Michael I. Lipstein*             Michael I. Lipstein has been a Director of
  110 East 59th Street           Insignia since August 1993. For more than the
  New York, NY 10022             past five years, Mr. Lipstein's principal
                                 occupation has been as a self-employed
                                 consultant in the real estate business,
                                 including ownership, management and lending.

James A. Aston                   James A. Aston's principal employment has been
                                 with Insignia for more than the past five years. Mr. Aston currently serves as Chief
                                 Financial Officer of Insignia (since August
                                 1996), with the Office of the Chairman (since
                                 July 1994) and Executive Managing Director of
                                 Investment Banking of Insignia (since January
                                 1991).

Joseph T. Aveni                  Joseph T. Aveni's principal employment has
  6000 Rockside Woods Blvd.      been with Realty One, Inc., a wholly-owned
  Cleveland, OH 44131            subsidiary of Insignia ("Realty One"), for
                                 more than the past five years. Mr. Aveni currently serves as Chairman and Chief
                                 Executive Officer of Realty One (since October
                                 1997).

                                         PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------     ----------------------------------------------
Anthony M. Ciepiel               Mr. Ciepiel currently serves as a Director and
  6000 Rockside Woods  Blvd.     Chief Operating Officer of Realty One (since
  Cleveland, OH 44131            October 1997). From 1994 to 1997, Mr. Ciepiel
                                 was the President of Realty One. Prior to 1994, Mr. Ciepiel was the Chief Financial
                                 Officer and Executive Vice President of
                                 Griswold, Inc., a full service advertising agency.

Hugh V.A. Ellingham              Hugh V.A. Ellingham's principal employment has
  Berkeley Square House          been with Richard Ellis for more than the past
  London W1X 6AN                 five years. Mr. Ellingham currently serves as
  England                        a Managing Director of Insignia for Richard
                                 Ellis (since Insignia's acquisition of Richard
                                 Ellis in 1998) and has been a director of Richard Ellis since its inception in 1997. Mr.
                                 Ellingham is a citizen of the United Kingdom.

Albert J. Frazia                 Albert Frazia has been a Senior Vice President
                                 -- Human Resources of Insignia since August
                                 1997. Prior to August 1997, Mr. Frazia's principal employment for more than the prior five years was as Director -- Human Resources of E&Y Kenneth Leventhal Real Estate Group,
                                 New York, New York.

Alan C. Froggatt                 Alan C. Froggatt's principal employment has
  Berkeley Square House          been with Richard Ellis for more than the past
  London W1X 6AN                 five years. Mr. Froggatt currently serves as
  England                        Chief Executive Officer of Richard Ellis
                                 (since Insignia's acquisition of Richard Ellis in 1998). Mr. Froggatt is a citizen of the United Kingdom.

Frank M. Garrison                Frank M. Garrison's principal employment has
  102 Woodmont Boulevard         been with Insignia for more than the past five
  Suite 400                      years. Mr. Garrison currently serves as an
  Nashville, TN 37205            Executive Managing Director of Insignia (since
                                 July 1994) and as President of Insignia
                                 Financial Services, a division of Insignia
                                 (since July 1994).

Adam B. Gilbert                  Adam B. Gilbert has been General Counsel and
  200 Park Avenue                Secretary of Insignia since March 1998. Prior
  New York, NY 10166             to that time, Mr. Gilbert's principal
                                 occupation was as a partner with the law firm of Nixon, Hargrave, Devans & Doyle, LLP, New
                                 York, New York.

Jeffrey L. Goldberg              Jeffrey L. Goldberg's principal employment has
  200 Park Avenue                been with Insignia for more than the past five
  New York, NY 10166             years. Mr. Goldberg currently serves as a
                                 Managing Director -- Investment Banking of
                                 Insignia (since July 1994).

Edward S. Gordon                 Edward S. Gordon has been with the Office of
  200 Park Avenue                the Chairman of Insignia and has been Chairman
  New York, NY 10166             of Insignia/ESG, Inc. since July 1996. Prior
                                 to July 1996, Mr. Gordon's principal
                                 employment for more than the prior five years was as a founder and Chairman of Edward S.
                                 Gordon Company, Incorporated ("ESG"), a
                                 commercial property management and brokerage firm located in New York, New York that was acquired by Insignia in June 1996.

Albert H. Gossett                Albert H. Gossett's principal employment has
                                 been with Insignia for more than the past five years. Mr. Gossett currently serves as a Senior Vice President of Insignia (since July
                                 1994) and as Chief Information Officer of
                                 Insignia (since January 1991).

                                         PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND
NAME                                     FIVE-YEAR EMPLOYMENT HISTORY
----------------------------     ----------------------------------------------
Andrew J.M. Huntley              Andrew Huntley's principal employment has been
 Berkeley Square House           with Richard Ellis Group Limited, a
 London W1X 6AN                  wholly-owned U.K. subsidiary of Insignia
 England                         ("Richard Ellis"), for more than the past five
                                 years. Mr. Huntley currently serves as
                                 Chairman of Richard Ellis (since Insignia's acquisition of Richard Ellis in 1998). Mr.
                                 Huntley is a citizen of the United Kingdom.

Neil Kreisel                     Neil Kreisel has been an Executive Managing
 909 Third Avenue                Director of Insignia since September 1995 and
 New York, NY 10022              President of Insignia Residential Group since
                                 September 1997. Mr. Kreisel has also served as President of Insignia Management Services --
                                 New York, Inc., a subsidiary of Insignia, since September 1995. Prior to September 1995,
                                 Mr. Kreisel's principal occupation was to serve as President and Chief Executive Officer of Kreisel Company, Inc., a residential property management firm located in New York, New York which Insignia acquired in September
                                 1995.

Martha Long                      Martha Long has been a Senior Vice President
                                 -- Finance of Insignia since January 1997 and
                                 Controller of Insignia since June 1994. Prior to June 1994, Ms. Long was Senior Vice
                                 President and Controller of The First Savings
                                 Bank, FSB located in Greenville, South
                                 Carolina.

Thomas R. Shuler                 Thomas R. Shuler's principal employment has
                                 been with Insignia for more than the past five years. Mr. Shuler currently serves as Chief
                                 Operating Officer of Insignia Residential
                                 Group (since January 1997).

Stephen B. Siegel                Stephen B. Siegel has been a Managing Director
  200 Park Avenue                of Insignia since June 1996, President of
  New York, NY 10166             Insignia Commercial Group since January 1997
                                 and President of Insignia/ESG, Inc. since June
                                 1996. From February 1992 until July 1996, Mr.
                                 Siegel's principal employment was as President of ESG. Mr. Siegel currently serves as a Director of Liberty Property Trust and Tower
                                 Realty, Inc.

Ronald Uretta                    Ronald Uretta's principal employment has been
                                 with Insignia for more than the past five years. Mr. Uretta currently serves as Chief
                                 Operating Officer (since August 1996) and
                                 Treasurer (since January 1992) of Insignia.
                                 Mr. Uretta has also served as the Chief
                                 Financial Officer and Controller of MAG since
                                 September 1990.

                                  SCHEDULE IV

                                IPT PARTNERSHIPS

Consolidated Capital Growth Fund
Consolidated Capital Institutional Properties
Consolidated Capital Institutional Properties/2
Consolidated Capital Institutional Properties/3
Consolidated Capital Properties III
Consolidated Capital Properties IV
Consolidated Capital Properties V
Consolidated Capital Properties VI
Johnstown/Consolidated Income Partners
Multi-Benefit Realty Fund 87-1
Shelter Properties I Limited Partnership
Shelter Properties II Limited Partnership
Shelter Properties III Limited Partnership
Shelter Properties IV Limited Partnership
Shelter Properties V Limited Partnership
Shelter Properties VI Limited Partnership
Shelter Properties VII Limited Partnership
National Property Investors III
National Property Investors 4
National Property Investors 5
National Property Investors 6
National Property Investors 7
National Property Investors 8
Century Properties Fund XIV
Century Properties Fund XV
Century Properties Fund XVI
Century Properties Fund XVII
Century Properties Fund XVIII
Century Properties Fund XIX
Century Properties Growth Fund XXII
Fox Strategic Housing Income Partners
Davidson Growth Plus, L.P.
Davidson Diversified Real Estate II, L.P.
Davidson Income Real Estate, L.P.
HCW Pension Real Estate Fund
Angeles Income Properties, Ltd. II
Angeles Income Properties, Ltd. IV
Angeles Income Properties, Ltd. 6
Angeles Opportunity Properties, Ltd.
Angeles Partners IX
Angeles Partners XII

           Manually signed facsimile copies of the Assignment of Partnership Interest will be accepted. The Assignment of Partnership Interest and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.

                                                   The Depositary for the Offer is:

                                                   HARRIS TRUST COMPANY OF NEW YORK

                  By Mail:                         By Facsimile:              To Confirm:             By Hand/Overnight Delivery:

            Wall Street Station                   (212) 701-7636             (212) 701-7624                Wall Street Plaza
               P.O. Box 1023                                                                           88 Pine Street, 19th Floor
       New York, New York 10268-1023                                                                    New York, New York 10005







           Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                                   20th Floor

                            New York, New York 10004

                                 (800) 854-9486

                                  (Toll Free)

                                 (212) 843-8500

                                 (Call Collect)